                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               GENENTECH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------

     (4)  Date Filed:

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
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON

                                 APRIL 18, 1996

[GENENTECH LOGO]

To the Stockholders of Genentech, Inc.:

     The Annual Meeting of the Stockholders (the "Annual Meeting") of Genentech, Inc., a Delaware corporation ("Genentech"), will be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California, on Thursday, April 18, 1996, commencing at 10:00 a.m., local time, for the following purposes:

     (1) To elect four directors to the 1999 Class of the Board of Directors of Genentech for a term of three years.

     (2) To approve Genentech's 1996 Stock Option/Stock Incentive Plan.

     (3) To ratify the selection by the Board of Directors of Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1996.

     (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 1, 1996 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at Genentech's headquarters, 460 Point San Bruno Boulevard, South San Francisco, California 94080, for ten days before the meeting.

     All stockholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, date, sign and return the enclosed Proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. Any stockholder attending the meeting may vote in person even if that stockholder has returned a Proxy.

                                            By Order of the Board of Directors

                                            JOHN P. McLAUGHLIN
                                            Secretary

South San Francisco, California
March 23, 1996

                                GENENTECH, INC.
                         460 POINT SAN BRUNO BOULEVARD
                         SOUTH SAN FRANCISCO, CA 94080

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 18, 1996
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited by the Board of Directors of Genentech, Inc. ("Genentech" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 18, 1996 (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Callable Putable Common Stock of Genentech, par value $0.02 per share ("Special Common Stock"), held in their names. The cost of solicitation of Proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by Genentech. In addition, Genentech will reimburse brokerage firms and other persons representing beneficial owners of Special Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of Genentech. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy will be mailed on or about March 23, 1996 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on March 1, 1996 ("Record Date") will be entitled to notice of and to vote at the Annual Meeting. On March 1, 1996, Genentech had outstanding 43,271,418 shares of Special Common Stock and 76,621,009 shares of Common Stock, par value $0.02 per share ("Common Stock"). Each holder of record of shares of Special Common Stock or Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of all matters being submitted to the stockholders for their consideration. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any stockholder giving a Proxy has the power to revoke it any time before it is exercised. The Proxy may be revoked by filing with the Secretary of Genentech, at the principal executive office of Genentech, 460 Point San Bruno Boulevard, South San Francisco, California 94080, a notice of revocation or a duly executed Proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and voting in person.

MERGER WITH ROCHE HOLDINGS, INC.

     On October 25, 1995 (the "Effective Date"), a wholly owned subsidiary ("Merger Subsidiary") of Roche Holdings, Inc., a Delaware corporation ("Roche"), was merged with and into Genentech (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of May 23, 1995, as amended and restated, among Genentech, Roche and Merger Subsidiary (the "Merger Agreement"). Roche is a wholly owned subsidiary of Roche Finance Ltd, a Swiss corporation which is a wholly owned subsidiary of Roche

Holding Ltd, a Swiss corporation ("Roche Holding"). On the Effective Date, (i) each outstanding share of Common Stock, par value $.02 per share, of Genentech (other than shares of Common Stock held by Roche and its affiliates) was converted into one share of Special Common Stock, (ii) each outstanding share of Common Stock held by Roche and its affiliates was cancelled, and (iii) the outstanding common stock of Merger Subsidiary was converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger. Immediately following the Merger, Roche and its affiliates owned 76,621,009 shares of Common Stock.

     On the Effective Date, Genentech's Certificate of Incorporation was amended to provide that in accordance with the terms of the Amended Governance Agreement (as defined below) Roche could cause Genentech to redeem the Special Common Stock at predetermined prices. During the quarter beginning January 1, 1996, the option price is $63.75 per share, and it increases by $1.25 per quarter through June 30, 1997, thereafter increasing at $1.50 per share each quarter, to $82.00 per share at the end of the redemption period on June 30, 1999 (the "Call Rights"). Each redemption price per share will increase by $0.50 per share upon final court approval of the settlement of certain stockholder litigation regarding the Merger. In accordance with Genentech's Certificate of Incorporation, for 30 business days following the expiration of the redemption period or during the 60 business days following certain insolvency events involving Genentech (the "Put Period"), the stockholders will have the right to cause the purchase of some or all of their shares of Special Common Stock at $60 per share (the "Put Rights"). Genentech's obligation to redeem these shares is contingent upon the contribution by Roche of the necessary redemption funds.

     On the Effective Date, Genentech and Roche entered into the Amended and Restated Governance Agreement (the "Amended Governance Agreement") which contains terms relating to the corporate governance of the Company after the Merger and the acquisition and disposition of securities of the Company by Roche and its affiliates. The Amended Governance Agreement provides that following the Put Period, the Board shall include two Roche designees, two officers of the Company and the remainder shall be "independent directors" (defined as individuals who are neither an officer of Genentech nor an employee, director, principal stockholder or partner of Roche, its affiliates or any entity (other than the Company and its subsidiaries) that was dependent on Roche or its affiliates for more than 10% of its revenues or earnings in the most recent fiscal year). Roche may also designate a number of such independent directors equal to its voting interest of Genentech capital stock times the total number of such independent directors. Prior to the end of the Put Period, Roche may not designate more than two representatives to the Board (currently Drs. Drews and Humer) unless it acquires 100% ownership of Genentech. The Amended Governance Agreement required the establishment of a Nominations Committee with exclusive authority to nominate individuals to serve on the Board. The Nominations Committee must have at least one director designated by Roche, a director who is an officer of the Company and one independent director, and all nominations for members of the Board who are not then serving as directors must be unanimous, except for representatives designated by Roche pursuant to the terms of the Amended Governance Agreement. Roche also agreed to provide the funds necessary to satisfy the financial obligations regarding the Call Rights or the Put Rights, as applicable. Roche Holding Ltd, a Swiss corporation ("Roche Holding"), unconditionally guaranteed Roche's payment obligations for the Put Rights under the terms of the Guaranty Agreement dated as of the Effective Date between Genentech and Roche Holding.

     The Amended Governance Agreement specifies that the approval of the directors of the Company designated by Roche under the Amended Governance Agreement is required for the acquisition, sale, lease, license or transfer of all or a substantial portion of the business or assets of the Company and certain issuances and redemptions of capital stock of the Company. In addition, the Amended Governance Agreement provides that the Company will not, except as provided in the License Agreement (as defined below), enter into any material licensing or marketing agreement for any products, processes, inventions or developments made by the Company or its subsidiaries unless the Company has first negotiated in good faith with Roche for not less than three nor more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement.

     On the Effective Date, Genentech and F. Hoffmann-La Roche Ltd, a Swiss corporation ("HLR") entered into an Agreement (the "License Agreement") granting HLR an option for ten years for licenses to use and sell certain of Genentech's products in non-U.S. markets. In general, the option for a Genentech product must be exercised at, or prior to, the conclusion of phase II clinical trials for that product. In general, for each product for which HLR exercises its option, Genentech and HLR will share equally all development expenses, including preclinical, clinical, process development and related expenses, incurred by Genentech, through the date of the option exercise and prospectively, with respect to development of that product in the United States. HLR will pay all non-U.S. development expenses. Genentech will supply HLR's clinical supply of products at cost and its commercial requirements at cost plus 20%. In general, HLR will pay a royalty of 12.5% until a product reaches $100 million in aggregate sales outside of the U.S., when the royalty rate increases to 15%. As part of the License Agreement, HLR has exclusive rights to, and pays Genentech 20% royalties on, Canadian sales of Genentech's existing products and European sales of Pulmozyme.

PRINCIPAL STOCKHOLDERS OF GENENTECH

     The following table sets forth, as of February 18, 1996, unless otherwise noted, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than five percent of any class of Genentech's voting securities:

               NAME AND ADDRESS           NUMBER OF                           PERCENT OF
             OF BENEFICIAL OWNER           SHARES               CLASS           CLASS
        ------------------------------    ---------        ---------------    ----------
        Roche Holdings, Inc. .........    76,621,009       Common Stock           100%
        15 East North St.                  4,000,000(1)    Special                9.3%
        Dover, DE 19901                                    Common Stock

------------
(1) Prior to July 1, 1999, Roche has the right under the Amended Governance Agreement to cause Genentech to redeem all outstanding shares of Special Common Stock if certain conditions are met. If the Special Common Stock has not been so redeemed, then for thirty (30) business days beginning July 1, 1999 (or for sixty (60) business days beginning on the occurrence of certain insolvency events involving Genentech), stockholders shall have the right to require the purchase of all or a part of their Special Common Stock at a price of $60 per share.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of Genentech that are intended to be presented by such stockholders at Genentech's 1997 Annual Meeting must be received by the Secretary of Genentech no later than November 23, 1996 in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. Stockholders are also advised to review the Company's Bylaws for additional requirements regarding stockholder proposals.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Genentech has three classes of directors serving staggered three-year terms. The 1999 class consists of four directors, the 1998 class consists of five directors, and the 1997 class consists of two directors. The 1999 class directors are to be elected at the Annual Meeting for three-year terms expiring on the date of the Annual Meeting in 1999 or until each such director's successor shall have been duly elected or appointed. It is intended that the shares represented by the enclosed Proxy will be voted for the election of Messrs. Munro, Smith, Swanson and Tappan, each of whom is currently a member of the Board of Directors of Genentech, as the 1999 class directors, unless the Proxy is marked in such a manner as to withhold authority to vote for any of them. Under the terms of the Amended Governance Agreement, Roche agreed that in connection with the election of directors it would vote any of its shares of Common Stock and Special Common Stock in proportion to the votes cast by the other holders of Special Common Stock; provided, however, Roche may cast all of its votes for any director nominee of Roche designated under the Amended Governance Agreement. Drs. Drews and Humer were previously elected or appointed to the Board of Directors as Roche's nominees.

The directors are elected by a plurality of the votes of the Common Stock and Special Common Stock, voting as a class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

     In the event any of such nominees becomes unable or unwilling to serve, the shares represented by the enclosed Proxy will be voted for the election of the balance of those named and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

     The following table sets forth the name and age (as of the date of the Annual Meeting) of the directors, the class to which each has been nominated for election or elected, their principal occupations at present, the positions and offices held by each with Genentech in addition to the position as a director, and the period during which each has served as a director of Genentech.

                                                                                        SERVED AS
                                                                                        DIRECTOR
          NAME             AGE           PRINCIPAL OCCUPATION -- POSITION HELD            SINCE
-------------------------  ---    ----------------------------------------------------  ---------
1999 CLASS
  J. Richard Munro.......  65     Chairman of the Executive Committee of the Board of      1988
                                  Time Warner Inc.
  C. Thomas Smith,
     Jr. ................  58     President and Chief Executive Officer of VHA, Inc.       1986
  Robert A. Swanson......  48     Chairman of the Board of Genentech                       1976
  David S. Tappan,
     Jr. ................  73     Director of Genentech                                    1981
1998 CLASS
  Jurgen Drews...........  62     President, International Research and Development of     1990
                                  the Roche Group
  Franz B. Humer.........  49     Director and Head of the Pharmaceuticals Division,       1995
                                  Roche Holding Ltd
  Arthur D. Levinson.....  45     President and Chief Executive Officer of Genentech       1995
  Donald L. Murfin.......  52     General Partner of Chemicals and Materials               1980
                                  Enterprise Associates, L.P.
  John T. Potts, Jr. ....  64     Physician-in-Chief at Massachusetts General Hospital     1982
1997 CLASS
  Herbert W. Boyer.......  59     Director of Genentech                                    1976
  Linda Fayne Levinson...  54     President of Fayne Levinson Associates, Inc.             1992

  1999 Class

     Mr. Munro is Chairman of the Executive Committee of the Board of Directors of Time Warner Inc., a media and entertainment company. Mr. Munro was Chairman of Time, Inc., a predecessor of Time Warner Inc., from 1986 to 1989 and its Chief Executive Officer from 1980 to 1989. Mr. Munro is a director of Time Warner Inc., Mobil Corporation, Kellogg Company, and K Mart Corporation. Mr. Munro is a member of the National Coalition of AIDS Research (Washington, D.C.) and the Counsel on Foreign Relations, Chairman of the Points of Light Foundation, a director of the United Negro College Fund, and a trustee of Hamilton College, St. Lawrence University, Teacher's College, Columbia University and the Salisbury School.

     Mr. Smith has been President and Chief Executive Officer of VHA, Inc., an alliance of 1,350 healthcare organizations in 47 states, since 1991. Mr. Smith served as President of Yale-New Haven Hospital, a nonprofit teaching hospital affiliated with Yale University Medical School, from 1977 to 1991. Mr. Smith was the 1991 Chairman of the Board of Trustees of the American Hospital Association, and serves on the Board of VHA and the Jackson Hole Group. Previously, he was on the Board of the Association of American Medical Colleges. Mr. Smith was the 1991 Rene Sand lecturer at the Congress of the International Hospital Federation, the third American to be so honored.

     Mr. Swanson, a founder of Genentech and its Chief Executive Officer from 1976 to 1990, has been Chairman of the Board since 1990. Prior to forming Genentech, Mr. Swanson was a partner with Kleiner & Perkins venture capital partnership in San Francisco, and from 1970 to 1974, he was an investment officer with Citicorp Venture Capital Ltd. Mr. Swanson serves on the Board of Fellows of the Faculty of Medicine at Harvard University and is a member of the Biology Visiting Committee of, and has served as a Trustee for, the Massachusetts Institute of Technology. Mr. Swanson is a member of the Royal Swedish Academy of Engineering Sciences and a member of the Board of Molten Metal Technology, Inc. He also serves as a trustee of the San Francisco Ballet, the San Francisco Museum of Modern Art, and the Nueva School.

     Mr. Tappan served as Chairman of the Board of Fluor Corporation ("Fluor"), an international engineering, construction and technical services company, from 1984 through 1990, at which time he retired. Mr. Tappan was Chief Executive Officer of Fluor from 1984 to 1990. Mr. Tappan is a director of Beckman Instruments, Inc. and Advanced Tissue Sciences, Inc. He is a member of the Board of Trustees of the University of Southern California and The Scripps Research Institute Board of Trustees.

  1998 Class

     Dr. Drews has been President, International Research and Development, and a member of the Executive Committee, of the Roche Group, an international health care concern, since 1991. Dr. Drews served as Chairman of the Research Board and a member of the Executive Committee of F. Hoffmann-La Roche Ltd from 1986 to 1991, and served as the Director of Pharmaceutical Research at F. Hoffmann-La Roche Ltd from 1985 to 1986. These Roche entities are affiliated with Genentech. Dr. Drews served as Head of Pharmaceutical Research and Development for Sandoz Ltd from 1982 to 1985, and as Head of the Sandoz Research Institute from 1979 to 1982.

     Dr. Humer was elected to the Genentech Board in June 1995 to fill the vacancy created by the retirement of Roche's designee Dr. Armin M. Kessler. Dr. Humer joined Roche Holding Ltd ("Roche Holding") in the spring of 1995 as the Head of its Pharmaceuticals Division. He is also a member of Roche Holding's board of directors and corporate executive committee. Prior to joining Roche Holding, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Dr. Humer also serves as a director of Cadbury Schweppes p.l.c.

     Dr. Levinson was elected President and Chief Executive Officer and a director of the Company on July 7, 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company's Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990 and Senior Vice President in December 1992. Dr. Levinson has been a member of Genentech's Operations Committee since 1990. Dr. Levinson is currently on the editorial boards of "Molecular Biology" and "Medicine," as well as "Molecular and Cellular Biology" and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University.

     Mr. Murfin is General Partner of Chemicals and Materials Enterprise Associates, L.P., a venture capital firm focusing on businesses based on specialty chemicals and materials. Mr. Murfin was Managing Partner of Trident Venture Partners from 1988 to 1989. Mr. Murfin served from 1979 to 1988 as President of Lubrizol Enterprises, Inc., a venture development subsidiary of The Lubrizol Corporation, a manufacturer of chemical additives for lubricants and fuels and specialty chemicals for industrial applications, of which he was Vice President from 1985 to 1988. Mr. Murfin served as Chairman of the Board of Genex Corporation from 1990 to 1991. Mr. Murfin is a director of Corvita Corporation, a Trustee of the Edison BioTechnology Center and serves on the boards of directors of a number of private technology based businesses.

     Dr. Potts has been Physician-in-Chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School since 1981. Dr. Potts also serves as a consultant to Genentech. Dr. Potts' accomplishments have been recognized with a series of honors over the years, including the prestigious Fred Conrad Koch Award of the Endocrine Society, the Prize Andre Lichwitz, and the American Society of Bone and Mineral Research's highest honor, the William F. Neumann Award. He holds many active and honorary memberships in scientific and professional organizations, including the Institute of Medicine, the American Academy of Arts and Sciences, and the Association of Professors of Medicine. Dr. Potts is also a director of Somatix Therapy Corporation.

  1997 Class

     Dr. Boyer, a founder of Genentech, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences.

     Ms. Levinson has served as the President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. Ms. Levinson also serves as a member of the Board of Egghead, Inc. and Jacobs Engineering Group, Inc. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines, from 1989 until 1993. Ms. Levinson was a Senior Vice President at American Express Travel Related Services Co., Inc., from 1984 until 1987. In 1982, Ms. Levinson served as Executive Vice President, Marketing, Hotel Group at John B. Coleman & Co. Ms. Levinson was at McKinsey & Co., a worldwide general management consulting firm, from 1972 through 1981, where she was made the first woman partner in 1979.

COMMITTEES AND MEETINGS

     During 1995, the standing committees of the Board of Directors included an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee, an Independent Committee, a Nominations Committee, and a Special Committee. During 1995, the Board of Directors held 7 meetings, the Audit Committee held 3 meetings, the Compensation Committee held 3 meetings, the Corporate Governance Committee held 1 meeting, the Executive Committee held no meetings, Independent Committee held 3 meetings, the Nominations Committee held 2 meetings and the Special Committee, which was established in February 1995, held 7 meetings. Each Board member attended at least 75% of the aggregate meetings of the Board and the committees of which he or she is a member, except Dr. Drews who attended 69% of such meetings. The Amended Governance Agreement provides that each committee of the Board (other than certain special committees) will at all times include at least one director designated by Roche. The director designated by Roche to serve on any committee will be entitled to designate as his or her alternate another director designated by Roche.

     In 1995, the members of the Audit Committee were Dr. Drews and Murfin, Perkins, Smith and Tappan, none of whom is an employee of Genentech. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The Audit Committee, with and without Company management present, meets with the Company's independent auditors and general auditor to review and discuss various matters including Genentech's financial statements, the report of the independent auditors and accompanying management letter on the scope and results of their work, and their recommendations concerning Genentech's financial practices and procedures.

     In 1995, the Compensation Committee was comprised of Ms. Levinson, Drs. Humer and Kessler, and Messrs. Munro, Perkins and Swanson, none of whom is an employee of Genentech. The Compensation Committee administers Genentech's stock option plans, stock purchase plan, relocation loan plan, emergency loan program, employee incentive compensation plan, supplemental retirement plan and 401(k) plan, and approves salaries, bonuses and other compensation arrangements for Genentech's officers, as well as loans or loan guarantees for Genentech's officers and employees.

     In 1995, the Corporate Governance Committee was comprised of Ms. Levinson and Dr. Drews and Messrs. Munro, Potts, Smith and Tappan. The Corporate Governance Committee reviews the Company's investor relations, government relations, legal and regulatory relations and marketing and public relations programs.

     The Independent Committee was established in June 1995 and was comprised of Ms. Levinson and Messrs. Boyer, Smith and Tappan. The Independent Committee was given the tasks of (i) reviewing the Merger and the proposed transactions related thereto, (ii) reviewing the conduct of Mr. Raab, Genentech's former President and Chief Executive Officer and former member of the Board, in connection with the Merger, including recommending potential successors to Mr. Raab if the Board were to determine to request his resignation, and (iii) review the status of litigation pending in the Delaware Chancery Court arising out of the Merger and the proposed transactions related thereto.

     In 1995, the Executive Committee was comprised of Messrs. Boyer and Swanson and Drs. Humer and Levinson. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of Genentech, except those powers that by law cannot be delegated by the Board of Directors.

     In 1995, the Nominations Committee was comprised of Ms. Levinson and Drs. Drews, Levinson and Messrs. Potts, Raab and Swanson. The purpose of the Nominations Committee is to identify, review and recommend potential nominees to the Board of Directors of Genentech, and to recommend executive officers of the Company for election by the Board of Directors. The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders wishing to nominate a person to the Board of Directors should send a letter to the Secretary of Genentech which complies with the notification requirements of Genentech's Bylaws. Stockholders of Genentech are also entitled to nominate candidates for director at the Annual Meeting if they have complied with the advance notice procedures contained in the Company's Bylaws.

     The Special Committee was established in February 1995 and was comprised of the entire Board, excluding Drs. Drews, Kessler and Humer. The Special Committee was given the task considering issues relating to Roche's option to cause Genentech to redeem its then outstanding Redeemable Common Stock, the possibility of Roche's effecting or not effecting redemption, and issues relating to the possibility of entering into arrangements with Roche to extend such option. The Special Committee appointed a subcommittee consisting of Messrs. Raab, Munro and Perkins to urge Roche to exercise its existing redemption option or, alternatively, to explore with Roche a possible extension of Roche's redemption option on terms beneficial to Genentech and its stockholders. The Subcommittee met with Roche representatives but did not hold any other meetings.

     In March 1995, Mr. Perkins resigned from the Board and all committees of the Board of which he was a member. In June 1995, Dr. Armin Kessler, a Roche designee to the Board, resigned from the Board and all committees of the Board of which he as a member. In 1995, Dr. Humer was appointed to the Board and all Board committee positions vacated by Dr. Kessler. In July 1995, Mr. Raab resigned from the Board and all committees of the Board of which he was a member. In July 1995, Dr. Levinson was appointed to the Board and all Board committee positions vacated by Mr. Raab.

        PROPOSAL 2 -- APPROVE THE 1996 STOCK OPTION/STOCK INCENTIVE PLAN

     In February 1996, the Company's Board of Directors adopted the 1996 Stock Option/Stock Incentive Plan and reserved 9,000,000 shares of Special Common Stock for issuance thereunder to employees of, directors of and consultants to the Company.

     The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

     The Company currently grants options under its 1990 Stock Option/Stock Incentive Plan, as amended (the "1990 Plan"), and its 1994 Stock Option Plan (the "1994 Plan"), and will continue to do so, except with respect to automatic option grants to non-employee directors as described below in "Description of the Automatic Grant Program."

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

     The material terms of the 1996 Stock Option/Stock Incentive Plan are outlined below.

                     1996 STOCK OPTION/STOCK INCENTIVE PLAN

  GENERAL DESCRIPTION OF THE 1996 PLAN

     In February 1996, the Board of Directors adopted the Company's 1996 Stock Option/Stock Incentive Plan (the "1996 Plan") under which a total of 9,000,000 shares of Special Common Stock have been reserved for issuance. The 1996 Plan permits the granting of options intended to qualify as "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Code and the granting of options that do not so qualify ("Non-statutory Options"). In addition, the 1996 Plan permits the granting of stock appreciation rights in connection with Non-statutory or Incentive Options and the issuance of shares, either fully-vested at the time of issuance or vesting according to a pre-determined schedule. The Non-statutory Options and other non-option stock incentives may only be granted under the 1996 Plan to employees (including officers and employee-directors) and consultants of the Company or one or more of its parent or subsidiary corporations. Incentive Options may only be granted to employees. Only non-statutory options may be granted to non-employee directors under the automatic grant program for non-employee directors (the "Automatic Grant Program"). Non-statutory Options and Incentive Options each have a maximum term of 10 years. In a calendar year no employee may receive options to purchase stock appreciation rights and shares under the Stock Incentive Program (as described below) in excess of 250,000 shares. Incentive Options may only be granted to employees of the Company. The closing selling price of the Company's Special Common Stock on the New York Stock Exchange on February 29, 1996 was $54.625 per share. The Company currently has approximately 3,350 employees, directors and consultants who are eligible to receive rights under the 1996 Plan.

     The 1996 Plan is administered by the Compensation Committee of the Board of Directors ("Committee"), which is comprised of directors who satisfy the requirements of disinterested directors pursuant to Rule 16b-3(c)(2) promulgated under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"). The Committee has the power to make all decisions regarding interpretation, implementation, eligibility, policy and application of the 1996 Plan. The 1996 Plan is divided into three separate components, the Regular Option Grant Program, the Stock Incentive Program, and the Automatic Grant Program.

  DESCRIPTION OF THE REGULAR OPTION GRANT PROGRAM

     The exercise price of any Non-statutory Option granted under the 1996 Plan may not be less than 50% of the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant as reported in the Wall Street Journal (the "Closing Selling Price"). The exercise price of any Incentive Option granted under the 1996 Plan may not be less than 100% of the Closing Selling Price. The exercise price may be paid with cash, previously-owned shares of Special Common Stock or, at the Committee's discretion, by a loan from the Company, by installment payments or by means of a third party loan guaranteed by the Company. Non-statutory Options and Incentive Options each have a maximum term of 10 years. In a calendar year no employee may receive options to purchase shares and stock appreciation rights for shares in excess of 250,000 shares of the Company's Special Common Stock (the "Per Employee Limit").

     Options granted under the 1996 Plan may be exercised in one or more installments over the optionee's period of service to the Company. The 1996 Plan further provides that the Committee may, in its discretion, accelerate the vesting schedule of any outstanding option at any time. Under certain circumstances, options may be exercised prior to vesting, subject to the Company's right to repurchase shares subject to such option at the exercise price paid per share. The Company's repurchase rights would terminate on a vesting schedule identical to the vesting schedule of the exercised option.

     In general, if an optionee ceases service to the Company or one or more of its parent or subsidiary corporations for any reason, including disability but excluding death or retirement from employment by the Company after reaching age sixty-five (65), options shall not be exercised after the earlier of (i) the term of the option or (ii) three months after the optionee's cessation of service, and such options shall only be exercisable to the extent vested on the date of cessation of service. If an optionee ceases service for any reason other than death, permanent disability or retirement from employment by the Company after reaching age sixty-five (65), the Committee may, at the time the option is granted or at the time the optionee ceases service, extend the vesting of such option for up to three years from the date of cessation of service and increase the exercisability period in clause (ii) above to up to five years. If an optionee ceases service due to permanent disability, the Committee may, at the time the option is granted or at the time the optionee ceases service, accelerate or extend the vesting of such option and extend the exercisability period of such option to any date up to the expiration date of such option. If an optionee ceases service due to death, or retirement from employment by the Company after reaching age sixty-five (65), then all unvested options on such date shall automatically become vested and the expiration date of the option shall automatically be extended to the expiration date of the option term. In addition, if an optionee ceases service due to retirement, "plant closing" or "mass layoff" (as defined in the 1996 Plan), the Committee may, at the time the option is granted or at the time the optionee ceases service, allow the option to continue vesting during the limited period of exercisability identified in the first sentence of this paragraph.

     Except for Non-statutory Options granted to persons who are subject to
Section 16(b) of the Exchange ("Section 16(b) Insiders"), a Non-statutory Option may be exercisable by the optionee or, if an optionee is permanently disabled, by his or her spouse, and such Non-statutory Option may be transferred by the optionee to a trust for the optionee's benefit or the benefit of an immediate family member or by will or the laws of descent and distribution. A Non-statutory Option granted to a Section 16(b) Insider or an Incentive Option is, during the lifetime of the optionee, exercisable only by him or her and may not be assigned or transferred other than by will or by the laws of descent and distribution.

     The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under this Regular Option Grant Program and to grant in substitution therefor new options under the 1996 Plan covering the same or different numbers of shares of Special Common Stock but having an option price per share not less than fifty percent (50%) of the Closing Selling Price (one hundred percent (100%) of the Closing Selling Price in the case of an Incentive Option or, in the case of a 10% Stockholder, not less than one hundred and ten percent (110%) of the Closing Selling Price) per share of Special Common Stock on the new grant date.

  SPECIAL TERMS APPLICABLE TO INCENTIVE OPTIONS

     In addition to the special terms applicable to Incentive Options described above, other special terms apply. The exercise price of any Incentive Option granted to an optionee who owns stock possessing more than 10% of the voting rights of the Company's outstanding shares must be at least 110% of the fair market value of the shares subject to the option on the date of grant and the maximum term of such an option may not exceed five years. The aggregate fair market value of the shares (determined at the date of the option grant) for which any employee's Incentive Options may become exercisable in any calendar year may not exceed $100,000. Notwithstanding any provision in the 1996 Plan to the contrary, an Incentive Option must be exercised within the three month period that starts at the time of termination of employment for any reason, except that, in the event the termination is due to permanent disability, the period of exercisability is one year.

  STOCK APPRECIATION RIGHTS

     Three types of stock appreciation rights may be granted under the 1996
Plan: tandem stock appreciation rights ("Tandem Rights"), concurrent stock appreciation rights ("Concurrent Rights") and limited stock appreciation rights ("Limited Rights"). All such rights are tied to an underlying Non-statutory or Incentive Option. Tandem Rights require the holder to elect between the exercise of the underlying option or to surrender the option and receive an amount equal to the market price of the vested shares purchasable under the surrendered option less the aggregate option price payable for such shares. Concurrent Rights may apply to all or any portion of the shares subject to the underlying option and are exercised automatically at the time the option is exercised for those shares. The amount the optionee will receive upon exercise of a Concurrent Right is an amount equal to the aggregate market price of the shares purchased with the Concurrent Rights less the option price paid for those shares. Amounts payable upon exercise of Tandem or Concurrent Rights may, at the Committee's discretion, be made in cash, shares or a combination of the two. Limited Rights are automatically granted to each Section 16(b) Insider so that, upon the occurrence of certain reorganizing or change in control transactions, each
Section 16(b) Insider may surrender the vested shares subject to any or all of his or her options held for at least six months and receive an amount equal to the higher of (i) the market price of the shares on the date of surrender of the options or (ii) the highest reported price per share paid to effect the transaction, less the aggregate option price payable for the vested shares. Amounts payable upon exercise of Limited Rights will be in cash.

  DESCRIPTION OF THE STOCK INCENTIVE PROGRAM

     Shares may be issued under the 1996 Plan at the Committee's discretion as a reward for past services rendered to the Company or one or more of its parent or subsidiaries or as an incentive for future service with such entities and may be fully-vested or may be subject to a vesting schedule. Except as the Committee may otherwise provide, the recipient may not transfer unvested shares of stock. The recipient will, however, have all the rights of a stockholder with respect to unvested shares. If the recipient ceases to be employed by the Company or a parent or subsidiary for any reason, all of such recipient's unvested shares will be immediately canceled, unless the Committee, in its discretion, waives such cancellation in whole or in part.

  DESCRIPTION OF THE AUTOMATIC GRANT PROGRAM

     Under the Automatic Grant Program (the "Program"), on April 30, 1996, each individual who is a non-employee member of the Board will be automatically granted a Non-statutory Option to purchase 20,000 shares of Special Common Stock. Each non-employee member of the Board who is first elected to the position after April 30, 1996 will be automatically granted a Non-statutory Option for the same number of shares. Each employee member of the Board who becomes a non-employee member of the Board following April 30, 1996 will be automatically granted such an option immediately upon the date of his or her change of status. All options granted under the Program will have an exercise price equal to 100% of the Closing Selling Price. Each option granted under the Program vests in increments of 5,000 shares on each of the first, second, third and fourth anniversaries of the grant date and will be exercisable until the expiration or earlier termination of the option term. Such options will have a term of ten years, and will not be assignable or transferable otherwise than by will or by the laws of descent and distribution. After April 30, 1996, options will no longer be granted to non-employee board members under the automatic grant program under the 1994 Plan.

     Should a holder of an option issued under the Program cease to be a member of the Company's Board of Directors for a reason other than such holder's death, such option will remain exercisable for a period ending on the earlier of (i) the expiration of the three month period following the cessation of membership on the Board or (ii) the expiration of the option. Should a holder of an option issued under the Program cease to be a member of the Board due to such holder's death, such option may be exercised by the holder's estate or transferee pursuant to a will or applicable law for a period ending on the earlier of (i) the expiration of the 12 month period following the date of the optionee's death or (ii) the expiration of the option.

     ADJUSTMENT PROVISIONS

     In the event any change is made to the Special Common Stock issuable under the 1996 Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Special Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Committee to (i) the aggregate number and/or class of shares issuable under the 1996 Plan and the maximum number and/or class of shares purchasable pursuant to the Per Employee Limit, (ii) the number and/or class of shares and the exercise price per share of the stock subject to each outstanding option in order to preclude the dilution or enlargement of benefits thereunder and (iii) the number and/or class of shares and the exercise price per share in effect under each outstanding stock appreciation right in order to preclude the dilution or enlargement of benefits thereunder.

  CERTAIN CORPORATE EVENTS

     Subject to the priority of the Special Redemption and Put Provisions described below, in the event that (i) the Company is the surviving entity in any Corporate Transaction (as defined below) that does not result in the termination of outstanding options pursuant to the Corporate Transaction provisions described below or (ii) the outstanding options under the 1996 Plan are to be assumed in connection with such Corporate Transaction, then each such continuing or assumed option shall, immediately after such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would be issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Special Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share subject to each option, provided the aggregate exercise price of such option shall remain the same. In addition, the aggregate number and/or class of shares issuable under the 1996 Plan shall be appropriately adjusted to reflect the effect of such Corporate Transaction upon the Company's capital structure.

  CORPORATE TRANSACTIONS; CHANGE IN CONTROL

     The 1996 Plan provides that in the event of a "Corporate Transaction," the exercisability of each option outstanding under the 1996 Plan shall be automatically accelerated so that the option becomes fully exercisable with respect to the total number of shares purchasable under such option. However, an outstanding option shall not be so accelerated if, in connection with the Corporate Transaction, the option is either assumed or replaced with a comparable option, the option is replaced by a comparable cash incentive program based on the value of the option at the time of the corporate transaction or such acceleration is otherwise limited by the terms of the option grant. "Corporate Transactions" include a merger or acquisition in which Genentech is not the surviving entity, a sale or other disposition of all or substantially all of the assets of Genentech or any reverse merger in which Genentech is the surviving entity but in which 50% or more of Genentech's outstanding voting stock held by persons other than Roche or its affiliates is transferred to holders different from those who held the stock immediately prior to such merger.

     In addition, the 1996 Plan sets forth provisions applicable upon a "Change in Control," which is defined in the 1996 Plan to occur in the event of either of the following: (i) certain acquisitions of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities or (ii) certain changes in composition of the Board within any period of 36 consecutive months or less. Upon such a Change in Control, the exercisability of each option issued under the 1996 Plan will be automatically accelerated immediately prior to the Change in Control so that the option will be exercisable for all or any portion of the shares subject to the option, at the election of the optionee. However, an outstanding option shall not be so accelerated if, in connection with the Change in Control, such acceleration is otherwise limited by the terms of the option grant.

     Any unvested shares issued under the Stock Incentive Program will vest immediately prior to the occurrence of any Corporate Transaction or Change in Control, except to the extent that repurchase rights under the Stock Incentive Program are assigned to the successor corporation in connection with a corporate transaction and except as such vesting may be limited by the Committee at the time of grant. The Committee has authority under the 1996 Plan to impose additional limitation at the date of grant with respect to the acceleration of options and vesting upon corporate transactions and changes in control. Any unvested shares issued under the Automatic Grant Program will vest immediately prior to the occurrence of any corporate transaction or change in control.

  SPECIAL REDEMPTION AND PUT PROVISIONS

     Notwithstanding any provision of the 1996 Plan, Section 1.04 of the Governance Agreement dated as of September 7, 1990 between the Company and Roche Holdings, Inc., and Section 1.04 of the Amended Governance Agreement to the contrary the terms described in this "Special Redemption and Put Provisions" shall govern in the event of a Redemption or if the Put Rights are exercisable. If the Special Common Stock shall be redeemed by the Company (the "Redemption") at any time as provided in Section (c)(ii) of Article Third of the Certificate of Incorporation of the Company as in effect on October 25, 1995 (the "Certificate") or the put rights are exercisable by the stockholders of the Company (the "Put Rights") at any time as provided in Section (c)(iii) of Article Third of the Certificate, then holders of all outstanding options and stock appreciation rights granted hereunder, to the extent vested immediately prior to the date fixed for the Redemption or to the extent to which the Put Rights were properly exercised by such holder for their outstanding vested options and stock appreciation rights granted hereunder ("Vested Securities"), shall promptly be paid for such Vested Securities an amount equal to the product of (i) the excess of the redemption price or put price per share fixed in Section (c)(ii) or (iii) of Article Third of the Certificate, as applicable (without reduction for the payment of any cash dividends as provided in the fourth sentence of Section (c)(ii)(C) of Article Third of the Certificate), over the exercise price per share, times (ii) the number of shares covered by such Vested Security. If either the Redemption or exercise of the Put Rights occurs as described in the preceding sentence, then holders of all outstanding shares issued under the Stock Incentive Program, to the extent vested immediately prior to the date fixed for the Redemption or to the extent to which the Put Rights were properly exercised by such holder for their outstanding vested shares issued under the Stock Incentive Program ("Vested Shares"), shall promptly be paid for such Vested Shares an amount equal to the product of (i) the redemption price or put price per share fixed in Section (c)(ii) or (iii) of Article Third of the Certificate, as applicable (without reduction for the payment of any cash dividends as provided in the fourth sentence of Section (c)(ii)(C) of Article Third of the Certificate), times (ii) the number of Vested Shares. All payments for Vested Securities and Vested Shares shall be reduced by any appropriate withholding taxes.

     Upon the Redemption each option and stock appreciation right granted under the 1996 Plan, to the extent not vested immediately prior to the date fixed for the Redemption shall be canceled. Upon the Redemption, all unvested shares issued under the Stock Incentive Program shall be canceled.

     If the Redemption does not occur, each option and stock appreciation right granted and each share awarded under the Stock Incentive Program under the 1996 Plan which is outstanding on July 1, 1999 shall remain outstanding on the same terms and conditions (including, without limitation, the exercise price per share (in the case of options and stock appreciation rights), and the number of shares for options, stock appreciation rights and shares issued under the Stock Incentive Program) in effect for such option, stock appreciation right or share issued under the Stock Incentive Program immediately prior to July 1, 1999, except that the shares purchasable under each such option, stock appreciation right or shares issued under the Stock Incentive Program shall continue to be shares of Special Common Stock prior to the Conversion Date (as defined in Section (c)(vi) of Article Third of the Certificate) and shares of Common Stock on and after the Conversion Date. Each such continuing option, stock appreciation right and share issued under the Stock Incentive Program will become exercisable, and shall vest in accordance with the same installment dates such option, stock appreciation right or share issued under the Stock Incentive Program would have become exercisable at the time of grant. Notwithstanding any provision in this Article Six, Section IV, to the contrary, if at any time following July 1, 1999 the shares of Genentech's capital stock are no longer listed for trading on the New York Stock Exchange, the Nasdaq National Market, or any other national exchange for any reason, any unvested options, stock appreciation rights and shares issued under the Stock Incentive Program shall automatically be cancelled as of such date.

     AMENDMENT AND TERM

     The Board may amend or modify the 1996 Plan at any time provided that no such amendment or modification may adversely affect outstanding options without the consent of the holders thereof. In addition, in order to obtain the benefits provided by Section 422 of the Code and Rule 16b-3 under the Exchange Act, the Board will determine at the time of making each amendment whether or not it is necessary to submit the amendment to the stockholders for approval. The provisions of the Program relating to automatic grants may not be amended more than once every six months, as required by Rule 16b-3 under the Exchange Act. The 1996 Plan became effective when adopted by the Board in February 1996 and continues until terminated by the Board; however, no option granted under the 1996 Plan shall become exercisable, and no shares shall be issued, unless and until the 1996 Plan has been approved by the Company's stockholders. In no event will the 1996 Plan terminate later than February 7, 2006.

     FEDERAL TAX CONSEQUENCES

     Incentive Stock Options. Incentive Options are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under Section 422 of the Code. Incentive stock options generally have the following federal income tax consequences:

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are Section 16(b) Insiders.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled (subject to the requirement of reasonableness, the satisfaction of a withholding obligation and the provisions of Section 162(m) of the Code) to a corresponding business expense deduction in the tax year in which the disposition occurs.

     Non-statutory Stock Options. Non-statutory stock options generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, normally the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the satisfaction of any information reporting obligation and the provisions of
Section 162(m) of the Code, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are
Section 16(b) Insiders.

  FEDERAL TAX CONSEQUENCES

     STOCK ISSUANCES

     An individual who is issued vested shares under the Stock Incentive Program generally will recognize ordinary income at the time of issuance equal in amount to the then current fair market value of the issued shares. An individual who is issued unvested shares may elect, through the filing of a Section 83(b) election under the Code, to include as ordinary income at the time of issuance an amount equal to the then current fair market value of the unvested shares. If such election is made, the individual will not recognize any additional income as his or her interest in the issued shares subsequently vests. Should the individual not make the Section 83(b) election, then he or she will not recognize any taxable income at the time the unvested shares are issued, but will have to report as ordinary income, for the taxable year in which his or her interest in such shares vests, an amount equal to the fair market value of the shares at the time of vesting. The Company generally will be entitled to an income tax deduction equal to the ordinary income recognized by the participant in connection with the issued shares. Such deduction will be allowed in the taxable year of the Company in which such ordinary income is recognized by the optionee.

     STOCK APPRECIATION RIGHTS

     Upon the exercise of any outstanding stock appreciation right under the 1996 Plan, the optionee generally will recognize ordinary income equal to the cash and the fair market value of the shares distributed in payment of the exercised right. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income so recognized by the optionee.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Special Common Stock and of the equity securities of Roche Holding Ltd as of February 18, 1996, unless otherwise noted, of (i) each director of Genentech,
(ii) each individual who served as Genentech's Chief Executive Officer during 1995, (iii) each of Genentech's four other most highly compensated executive officers at December 31, 1995 (the "Named Executive Officers"), and (iv) all directors and executive officers of Genentech as a group:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                            EQUITY SECURITIES
                                               GENENTECH SPECIAL             OF ROCHE HOLDING
                                                 COMMON STOCK                      LTD
                                          ---------------------------       ------------------
                                                             PERCENT                  PERCENT
          NAME OF BENEFICIAL OWNER           SHARES          OF CLASS       SHARES    OF CLASS
    ------------------------------------  ------------       --------       ------    --------
    Herbert W. Boyer....................     694,570(1)         1.6%           0          0
    Jurgen Drews(2).....................      30,200(3)            *(4)        0          0
    Franz B. Humer(2)...................           0               *          50         **(5)
    Louis J. Lavigne, Jr................     126,119(6)            *           0          0
    Arthur D. Levinson..................     273,283(7)            *           0          0
    Linda Fayne Levinson................      15,200(8)            *           0          0
    John P. McLaughlin..................     181,878(9)            *           0          0
    J. Richard Munro....................      40,000(10)           *           0          0
    Donald L. Murfin....................      38,250(11)           *           0          0
    John T. Potts, Jr...................      45,667(12)           *           0          0
    G. Kirk Raab........................     175,005(13)           *           0          0
    Barry M. Sherman....................      57,735(14)           *           0          0
    C. Thomas Smith, Jr.................       2,000               *           0          0
    Robert A. Swanson...................   1,566,190(15)        3.6%           0          0
    David S. Tappan, Jr.................      42,000(16)           *           0          0
    William D. Young....................     213,762(17)           *           0          0
    All Directors and Executive Officers
      as a Group
      (34 persons)......................   4,435,265(18)        9.8%          50         **

------------
 (1) Includes stock options outstanding on February 18, 1996 to purchase 30,000 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

 (2) Following the Merger, Roche, 15 East North St., Dover, Delaware 19901, owned 76,621,009 shares of Genentech's Common Stock, representing 100% of the class and in addition as of February 18, 1996 owns 4,000,000 shares of Special Common Stock, representing approximately 9.3% of the class. Pursuant to the Amended Governance Agreement, Roche appointed Drs. Drews and Humer as its representatives on the Board of Directors of Genentech.

 (3) Includes stock options outstanding on February 18, 1996 to purchase 30,000 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

 (4) Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of Special Common Stock.

 (5) A double asterisk (**) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding equity securities of Roche Holding Ltd.

 (6) Includes stock options outstanding on February 18, 1996 to purchase 110,157 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

 (7) Includes stock options outstanding on February 18, 1996 to purchase 267,190 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

 (8) Includes stock options outstanding on February 18, 1996 to purchase 15,000 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

 (9) Includes stock options outstanding on February 18, 1996 to purchase 181,878 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(10) Includes stock options outstanding on February 18, 1996 to purchase 38,000 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(11) Includes stock options outstanding on February 18, 1996 to purchase 38,250 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(12) Includes stock options outstanding on February 18, 1996 to purchase 41,334 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(13) Includes stock options outstanding on February 18, 1996 to purchase 172,503 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(14) Includes stock options outstanding on February 18, 1996 to purchase 55,416 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(15) Includes stock options outstanding on February 18, 1996 to purchase 236,190 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996. Also includes 1,330,000 shares of Special Common Stock held as trustee of four trusts. Mr. Swanson disclaims beneficial ownership of the 330,000 shares held by three of such trusts. Excludes ownership of 75,000 shares held by a charitable foundation of which Mr. Swanson is one of the directors.

(16) Includes stock options outstanding on February 18, 1996 to purchase 42,000 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(17) Includes stock options outstanding on February 18, 1996 to purchase 145,939 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996.

(18) Includes all shares of Special Common Stock reflected in footnotes 1, 3 and 6 through 17 above and also includes outstanding stock options held by 18 other executive officers on February 18, 1996 to purchase 853,682 shares of Special Common Stock which are currently exercisable or will be exercisable by April 18, 1996 and warrants issued in connection with the formation of Genentech Clinical Partners IV exercisable for 24 shares of Special Common Stock.

SECTION 16 REPORTING

     In November 1995 R. Jerald Beers, an executive officer of Genentech, filed a Form 3 late reporting his beneficial ownership of Special Common Stock of Genentech. In November 1995, January 1996 and February 1996, Dr. Potts, Ms. Levinson and Mr. Munro, respectively, each a director of Genentech, filed a Form 4 late reporting the conversion of Genentech Common Stock into Special Common Stock in connection with the Merger. In February 1995, Ms. Levinson also filed a Form 4 late reporting beneficial ownership of 200 shares of Redeemable Common Stock which were owned by her daughter.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     In 1995, each of the directors of Genentech except Dr. Levinson and Messrs. Raab and Swanson and members of the Independent Committee were paid an annual retainer of $30,000 in quarterly installments, prorated in the cases of Messrs. Perkins, Kessler and Dr. Humer for time they actually served as directors. Members of the Independent Committee were paid a total of $45,000 for their service during 1995 as a director and member of all committees of the Board. Mr. Raab and Dr. Levinson were not paid for their services as a director. Beginning with the December 1995 Board meeting directors will receive a total of $1,500 for the Board and committee meetings at which the director was present in person and a total of $500 for the Board and committee meetings at which the director was present by telephone. For the December 1995 Board and committee meetings, Mr. Smith received $500 and all other directors, except Dr. Levinson and Mr. Swanson, received $1,500. All directors were reimbursed for expenses incurred in connection with their service on the Board. Drs. Boyer and Potts also serve as consultants to Genentech and receive compensation for their services. In 1995, Drs. Boyer and Potts received $24,000 and $46,000, respectively, in consideration for their consulting services. During 1995 no directors exercised options granted under any of the Company's option plans, other than Mr. Smith who exercised options representing 38,000 shares of Special Common Stock.

     In 1992 the Company established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board on or after May 1, 1992 are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company which provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company may donate $200,000 per year for five years to up to four educational institutions or non-profit organizations recommended by the director, provided that any such institution or organization is approved by the Company in the year of the donation. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

     Under the Automatic Grant Program (the "1994 Grant Program") of the Company's 1994 Stock Option Plan (the "1994 Plan"), each individual who was a non-employee member of the Board on April 30, 1995, was automatically granted a Nonstatutory Option to purchase 15,000 shares of Special Common Stock, and each non-employee member of the Board who is first elected to the position after April 30, 1995, will automatically be granted, on the date of such member's election or appointment to the Board, a Non-statutory Option for the same number of shares of Special Common Stock. In addition, each employee director who is first elected a member of the Board and who subsequently becomes a non-employee director after April 30, 1995 shall automatically be granted, on the date of such individual's change from employee to non-employee director, a Non-statutory Option to purchase 15,000 shares of Special Common Stock. Each option granted under the 1994 Grant Program vests in increments of 5,000 shares on each of the first, second and third anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date, and are not assignable or transferable otherwise than by will or by the laws of descent and distribution. All options granted under the 1994 Grant Program have an exercise price equal to 100% of the fair market value of the Special Common Stock on the date of the option grant. Under the terms of the 1994 Plan, on and after April 30, 1995 non-employee members of the Board will no longer receive automatic grants under the 1990 Grant Program.

     Under the Automatic Grant Program (the "1996 Grant Program") of the Company's 1996 Plan, each individual who is a non-employee member of the Board on April 30, 1996, will automatically be granted a Non-statutory Option to purchase 20,000 shares of Special Common Stock, and each non-employee member of the Board who is first elected to the position after April 30, 1996, will automatically be granted, on the date of such member's election to the Board, a Non-statutory Option for the same number of shares of Special Common Stock. In addition, each employee director who is first elected a member of the Board and who subsequently becomes a non-employee director after April 30, 1996 shall automatically be granted, on the date of such individual's change from employee to non-employee director, a Non-statutory Option to purchase 20,000 shares of Special Common Stock. Each option granted under the 1996 Grant Program vests in increments of 5,000 shares on each of the first, second, third and fourth anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date, and are not assignable or transferable otherwise than by will or by the laws of descent and distribution. All options granted under the 1996 Grant Program will have an exercise price equal to 100% of the Closing Selling Price. Under the terms of the 1996 Plan, on and after April 30, 1996 non-employee members of the Board will no longer receive automatic grants under the 1994 Grant Program.

                       COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ending December 31, 1995, 1994, and 1993, certain compensation paid by Genentech to the Named Executive Officers, including salary, bonuses, stock options, and certain other compensation:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION                   AWARDS
                               --------------------------------------------   ------------
                                                                 OTHER         SECURITIES
                                                                ANNUAL         UNDERLYING       ALL OTHER
                                      SALARY(1)   BONUS     COMPENSATION(2)    OPTIONS(3)     COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR     ($)        ($)            ($)             (#)              ($)
-----------------------------  -----  --------   --------   ---------------   ------------   ---------------
Arthur D. Levinson...........   1995  $425,000   $250,000        --                    0       $    23,600(4)
President and                   1994  $350,000   $165,000        --              150,000       $    19,000(4)
Chief Executive Officer         1993  $330,000   $125,000        --                    0       $    16,000(4)
William D. Young.............   1995  $350,500   $185,000        --                    0       $    20,620(4)
Senior Vice President           1994  $326,000   $165,000        --              125,000       $    18,040(4)
                                1993  $310,000   $125,000        --                    0       $    15,200(4)
John P. McLaughlin...........   1995  $315,000   $175,000        --                    0       $    18,800(4)
Senior Vice President           1994  $315,000   $155,000        --              125,000       $    17,400(4)
and Secretary                   1993  $292,000   $120,000        --                    0       $    14,480(4)
Louis J. Lavigne, Jr.........   1995  $307,000   $155,000        --                    0       $    18,480(4)
Senior Vice President           1994  $307,000   $155,000        --              100,000       $    17,080(4)
and Chief Financial Officer     1993  $292,000   $120,000        --                    0       $    14,480(4)
Barry M. Sherman.............   1995  $295,000   $155,000        --                    0       $    18,000(4)
Senior Vice President           1994  $295,000   $155,000        --              100,000       $    16,600(4)
and Chief Medical Officer       1993  $275,000   $120,000        --               20,000       $    13,800(4)
G. Kirk Raab.................   1995  $465,978   $      0      $  72,669(5)            0       $ 2,354,758(6)
Former President and            1994  $782,250   $400,000      $ 122,092(5)      250,000       $    43,290(4)(7)
Chief Executive Officer         1993  $745,000   $300,000      $ 196,268(5)            0       $    45,700(4)(7)

---------------
(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Genentech's Tax Reduction Investment Plan (the "401(k) Plan") established under Section 401(k) of the Code.

(2) As permitted by rules promulgated by the Securities and Exchange Commission ("SEC"), no amounts are shown with respect to certain "perquisites" (such as imputed interest on loans at below market value rates), where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or (ii) $50,000.

(3) Genentech has awarded no stock appreciation rights ("SARs").

(4) Consists of Genentech's matching payments under its 401(k) Plan for 1995, 1994, and 1993 and Genentech's matching payments under its Supplemental Plan for 1995, 1994 and 1993, except for additional amounts in the case of Mr. Raab (see note 6 below). Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1995 except Mr. Raab who received no match because he was not an employee of the Company on December 31, 1995, and under the Supplemental Plan, Dr. Levinson, Messrs. Young, McLaughlin, Lavigne, Sherman and Raab received matching payments of $17,600, $14,620, $12,800, $12,480, $12,000 and $0, respectively, for 1995.
    Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1994, and under the Supplemental Plan Dr. Levinson, Messrs. Young, McLaughlin, Lavigne, Sherman and Raab received matching payments of $13,000, $12,040, $11,400, $11,080, $10,600 and $37,290
    respectively, for 1994. Each of the Named Executive Officers received $5,996 in matching payments under the 401(k) Plan for 1993, and under the Supplemental Plan Dr. Levinson and Messrs. Young, McLaughlin, Lavigne, Sherman and Raab received matching payments of $10,004, $9,204, $8,484, $8,484, $7,804 and $30,204 respectively, for 1993.

(5) This amount represents foregone interest on loans to Mr. Raab as imputed under the Code.

(6) Includes deferred compensation payments of $985,000, a one time severance payment of $1,182,250 under the 1989 Agreement, as amended, and monthly payments in connection with his termination totalling $187,508 under the 1989 Agreement, as amended. For a detailed description of payments under the deferred compensation arrangements and the 1989 Agreement, as amended, see "Employment Agreements" below.

(7) This amount includes the greater of two amounts which were accrued but not paid to Mr. Raab in fiscal year 1993 pursuant to deferred compensation agreements providing for aggregate payments to him based upon his number of years of employment with Genentech. Since the $825,000 maximum amount payable to Mr. Raab under such agreements was reached on March 1, 1994 and all such amounts were previously accrued to Mr. Raab, no amounts were accrued for 1994. The amounts accrued in fiscal year 1993 were $7,500 (termination for cause) and $9,500 (other termination). See also "Employment Agreements" below for a more detailed description of these agreements.

                       STOCK OPTION GRANTS AND EXERCISES

     Genentech has options outstanding under its 1984 Incentive Stock Option Plan, its 1984 Non-Qualified Stock Option Plan, its 1990 Stock Option/Stock Incentive Plan and its 1994 Plan. No options or stock appreciation rights were granted to any of the Named Executive Officers during the fiscal year ended December 31, 1995, and therefore the table entitled "Option Grants in Last Fiscal Year" is not included in this Proxy Statement. The following table shows for the fiscal year ended December 31, 1995, certain information regarding options exercised by, and held at year end by, the Named Executive Officers:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)

                                                               NUMBER OF
                                                               SECURITIES            VALUE OF
                                                               UNDERLYING          UNEXERCISED
                                                              UNEXERCISED          IN-THE-MONEY
                                                               OPTIONS AT           OPTIONS AT
                                                               FY-END(#)           FY-END($)(3)
                         SHARES ACQUIRED       VALUE          EXERCISABLE/         EXERCISABLE/
         NAME            ON EXERCISE(#)    REALIZED($)(2)    UNEXERCISABLE        UNEXERCISABLE
-----------------------  ---------------   --------------   ----------------  ----------------------
Arthur D. Levinson.....            0                  0     250,940/200,000   $6,771,379/$1,756,250
William D. Young.......            0                  0     130,314/175,000   $4,030,486/$1,684,375
John P. McLaughlin.....            0                  0     163,753/185,000   $4,899,643/$1,949,375
Louis J. Lavigne,
  Jr. .................            0                  0      97,032/142,500   $2,745,474/$1,413,750
Barry M. Sherman.......            0                  0      73,541/135,834   $1,925,912/$1,194,792
G. Kirk Raab...........      160,000         $4,128,505     135,003/375,000   $3,587,583/$4,031,250

------------
(1) Genentech has awarded no SARs.

(2) Fair market value of Genentech's Special Common Stock on the date of exercise minus the exercise price.

(3) Fair market value of Genentech's Special Common Stock, $53.00, at the close of business on December 29, 1995, the last business day of 1995, minus the exercise price of the options.

                               NEW PLAN BENEFITS
                     1996 STOCK OPTION/STOCK INCENTIVE PLAN

                    NAME AND POSITION                      DOLLAR VALUE($)(1)(2)     NUMBER OF SHARES
---------------------------------------------------------  ---------------------     ----------------
Arthur D. Levinson.......................................       $ 3,460,000                200,000
  President and Chief Executive Officer
William D. Young.........................................       $ 2,162,500                125,000
  Executive Vice President
John P. McLaughlin.......................................       $ 2,162,500                125,000
  Executive Vice President
Louis J. Lavigne, Jr. ...................................       $ 1,557,000                 90,000
  Senior Vice President and Chief Financial Officer
Barry M. Sherman.........................................       $ 1,557,000                 90,000
  Senior Vice President and Chief Medical Officer
G. Kirk Raab.............................................                 0                      0
  Former President and Chief Executive Officer
Current Executive Officers Group.........................       $28,718,000              1,660,000
Non-Executive Officers Directors Group...................                --                200,000(3)
Current Director Nominees Group..........................                --                      0(3)
Non-Executive Officer Employee Group.....................       $62,885,500              3,635,000

------------
(1) All such options granted under the 1996 Plan were granted on February 7, 1996 and are nonstatutory options with a term of ten years and an exercise price of $54.25 per share. The options are subject to vesting as follows: no vesting during 1996; 20% of total shares subject to option vesting in the year ending December 31, 1997 in equal monthly increments; 20% of total shares subject to option vesting in the year ending December 31, 1998 in equal monthly increments; 20% of total shares subject to option vesting in the year ending December 31, 1999 in equal monthly increments; and 40% of total shares subject to option vesting in the year ending December 31, 2000 in equal monthly increments. For a detailed description of the 1996 Plan see Proposal 2. No person received more than five percent (5%) of the options awarded on February 7, 1996. No associate of any director, executive officer or nominee received an option grant. All options granted on February 7, 1996 are subject to approval of the 1996 Plan by the stockholders. If such stockholder approval is not obtained within 12 months of the date the 1996 Plan was approved by the Board, all options granted under the 1996 Plan, including those described herein, will terminate.

(2) In determining grant date valuation, the Black-Scholes option pricing model was used. The Company neither advocates nor necessarily agrees that the Black-Scholes model can properly determine the value of a non-transferrable employee stock option. Assumptions included: expected option term of 7 years; interest rate of 5.51%; annual dividend rate of zero; and volatility for the one year period prior to the February 7, 1996 grant date for all of the grants of 7.75%. Based upon such assumptions a dollar value of $17.30 per share was calculated.

(3) Under the 1996 Plan, on April 30, 1996 each non-employee director will be granted an option to purchase 20,000 shares of Genentech's Special Common Stock, and the exercise price of such options will be the Closing Selling Price (as defined in Proposal 2, "Description of the Regular Option Grant Program"). Based upon the current number of non-employee directors, options to purchase 200,000 shares would be granted on April 30, 1996. Since all the variables for applying the Black-Scholes model are not known as of the date of this Proxy Statement, Genentech cannot properly value these option grants at this time. See also Proposal 2, "Description of the Automatic Grant Program." Current Director Nominees shall only receive an option grant under the 1996 Plan to the extent they qualify for a grant under the Automatic Grant Program.

EMPLOYMENT AGREEMENTS

     Mr. Raab had agreements with Genentech which provided that he would earn an amount of deferred compensation based upon his number of years of employment. The amount earned increased with the length of Mr. Raab's term of employment, until March 1, 1994 when the maximum amount of $825,000 was reached. In accordance with the terms of such agreements, on or about February 14, 1995, Mr. Raab was paid $825,000. In addition, Mr. Raab had an agreement with Genentech which provided that if he was employed by Genentech on February 14, 1995, he would earn $160,000 in deferred compensation. Since Mr. Raab was employed by Genentech on February 14, 1995, Mr. Raab earned, on that date, $160,000 which was paid to him on May 15, 1995. All of the agreements described in this paragraph have expired under their respective terms.

     In October 1989, Genentech entered into an agreement with Mr. Raab which provided certain benefits only in the event of termination of his employment following or as a condition to a change in control of Genentech (the "1989 Agreement"). The 1989 Agreements provide that, subject to certain exceptions, if the covered employee's employment is "involuntarily terminated," other than a "termination for cause," within thirty-six months following a "change in control," prior to but as a condition of a change in control or at the request of a party to the change in control (other than Genentech), or on or after a change in control and before January 1, 1995, the terminated employee will be entitled to a lump sum severance award equal to five times the sum of the terminated employee's annual compensation including salary and bonus. In addition, upon involuntary termination, the terminated employee and his eligible dependents will be entitled to the continuation of medical and dental care benefits for a five-year period and forgiveness of the entire unpaid balance (principal and accrued interest) outstanding at the time of the employee's involuntary termination under any outstanding Genentech loan or loans. The 1989 Agreement provided that if any payments made pursuant to the 1989 Agreement or otherwise (including in connection with stock options) would subject Mr. Raab to an excise tax under Section 4999 of the Code, Mr. Raab will receive an additional payment so that he is in the same after-tax position he would have been in had such payments not resulted in such excise tax.

     In July 1990, the 1989 Agreement was amended to provide that stock options held by Mr. Raab are to be treated in the same manner as all other employee stock options (i) with respect to the merger in 1990 between Genentech and Roche, (ii) with respect to any subsequent exercise by Roche of its rights under the Amended Governance Agreement to representation on the Board of Directors (and its committees), or (iii) with respect to any subsequent acquisition by Roche of securities of Genentech (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Amended Governance Agreement that might, in either case, constitute a change in ownership or effective control of Genentech.

     The 1989 Agreement, as amended in 1990, was amended again in October 1991 to reduce the lump sum severance award from an amount equal to five times the sum of Mr. Raab's annual compensation (salary and bonus) to an amount equal to one times his annual compensation in the event of his involuntary termination (as defined in the 1989 Agreement) prior to age 60. His 1989 Agreement was also amended to provide that, in the event of such involuntary termination, the Company is required to make 180 monthly payments to him. Each monthly payment will be equal to (i) a specified percentage of the three year average of his annual compensation (salary and bonus), (ii) divided by 12. The specified percentage of average annual compensation to be paid is based upon Mr. Raab's age at the date of his involuntary termination: age 56-16%; age 57-22%; age 58-28%; and age 59-34%. The monthly payments will be adjusted periodically for cost-of-living increases and will terminate in the event of Mr. Raab's death. The 1989 Agreement was further amended to state that the Company will provide life insurance to Mr. Raab and medical and dental benefits to Mr. Raab and his dependents for 15 years after his involuntary termination. The provision of the 1989 Agreement forgiving any outstanding loans was eliminated. Following his involuntary termination prior to age 60, the amended 1989 Agreement provides that Mr. Raab will become a consultant to the Company for a period of 15 years and that his stock options will continue to vest and remain exercisable until the earlier of: (x) the expiration of the term of his options, or (y) 90 days after the expiration of his consultancy. The remaining provisions of the 1989 Agreement with Mr. Raab, as previously amended in 1990, continued in effect.

     In connection with Mr. Raab's resignation from employment with the Company, in July 1995 (the "1995 Amendment") the 1989 Agreement, as previously amended in 1990 and 1991 (the "Prior Agreement"), was further amended. Under the 1995 Amendment, Mr. Raab's resignation was deemed an involuntary termination, the Company agreed to provide Mr. Raab and his eligible dependents with health and life insurance benefits until the earlier of his death or his breach of certain noncompetition and employee nonsolicitation covenants (collectively, the "Covenants"), and the Company agreed to provide Mr. Raab with up to $50,000 of outplacement services so long as he has not breached either of the Covenants. In addition, the Company agreed to extend the due date for payment of the 1985 Loan and the 1995 Loan (each as defined in the Section "Loans and Other Compensation" below) until the earlier of (i) April 15, 1998, (ii) the date on which he breaches either of the Covenants, and (iii) the date Roche causes Genentech to redeem the Special Common Stock. Mr. Raab granted Genentech a security interest in his stock options that vest after his termination. If Mr. Raab breaches the employee nonsolicitation covenant, all of the Company's obligations under the Prior Agreement terminate. Mr. Raab also agreed to release the Company from any claims he may have against the Company; however, the release is effective when Mr. Raab is released from any claims in connection with certain stockholder litigation in connection with the Merger.

     In October 1991, the Board of Directors also directed Genentech to enter into a Post-Employment Consulting Agreement ("Post-Employment Agreement") with Mr. Raab which will make him a consultant to the Company for a period of 15 years and which will provide to him certain benefits during that consultancy if he remains employed by the Company until the attainment of the retirement age of
60. As of Mr. Raab's resignation in July 1995 he was not 60 years old, and no amounts will be paid to him under the Post Employment Agreement.

     In March 1992, Genentech and Mr. Swanson entered into an agreement (the "1992 Agreement") which provides that Mr. Swanson shall serve as Chairman of the Board of Directors and a member of the Compensation, Executive and Nominations Committees through December 31, 1996, sets his duties and fixes his annual compensation at $600,000 per year through December 31, 1996 subject to cost-of-living adjustments ($641,404 in fiscal year 1995), provides for deferred compensation equal to 4% of his annual compensation per year, through December 31, 1996, provides for life insurance on behalf of Mr. Swanson and medical and dental benefits on behalf of Mr. Swanson and his dependents until the year 2012 (which totalled approximately $13,327 in taxable compensation to Mr. Swanson in fiscal year 1995), continues the vesting and exercisability of his stock options, and provides him with secretarial and office support until 1997. In the 1992 Agreement, Mr. Swanson covenants not to compete with the Company under specified conditions. In the event of his "involuntary termination", the 1992 Agreement provides for a lump sum severance award equal to a multiple of Mr. Swanson's annual and deferred compensation. The multiple decreases over time:
1992-five times; 1993-four times; 1994-three times; 1995-two times; and 1996-one times. The 1992 Agreement further provides that, upon Mr. Swanson's involuntary termination, he shall become a consultant to the Company until 1997 and that his stock options will continue to vest and remain exercisable until the earlier of:
(a) the expiration of the term of his options, or (b) 90 days after the expiration of his consultancy. In the event of his death, the 1992 Agreement provides that the vesting of Mr. Swanson's unvested stock options, if any, shall be accelerated. In addition, if any payments made pursuant to the 1992 Agreement or otherwise (including in connection with stock options) will subject Mr. Swanson to an excise tax under Section 4999 of the Code, he will receive an additional payment so that he is in the same after-tax position he would have been in had such payments not resulted in such excise tax. Stock Options held by Mr. Swanson are to be treated in the same manner as all other employee stock options (i) with respect to the merger in 1990 between Genentech and Roche, (ii) with respect to any subsequent exercise by Roche of its rights under the Amended Governance Agreement to representation on the Board of Directors (and its committees), or (iii) with respect to any subsequent acquisition by Roche of securities of Genentech (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Amended Governance Agreement that might, in either case, constitute a change in ownership or effective control of Genentech.

LOANS AND OTHER COMPENSATION

     During 1985, Genentech lent $450,000 (the "1985 Loan") to Mr. Raab for the purchase of a home in connection with his relocation to the San Francisco Bay Area. In addition, in 1985 Genentech agreed to provide Mr. Raab with a mortgage subsidy loan of $75,000 per year for four years payable in equal monthly installments. In each of 1988, 1989 and 1990, Genentech lent Mr. Raab an additional $75,000. The 1985, 1988, 1989 and 1990 loans were imputed to bear interest at rates ranging from 6.81% to 11.51%, and were repayable on February 14, 1995 (unless renewed by Genentech then) or within 6 months of termination. On February 14, 1995, Mr. Raab paid in full the outstanding balance on all of the then outstanding loans other than the 1985 Loan. In February 1995, Genentech amended the terms of the 1985 Loan to require repayment of the 1985 Loan upon the earlier of February 14, 2000 or within 30 days after the date on which Roche causes Genentech to redeem its Redeemable Common Stock (each share of which Redeemable Common Stock has converted into Special Common Stock). In April 1995, Genentech lent $1,500,000 (the "1995 Loan") to Mr. Raab in connection with a home purchase. The 1995 Loan accrues interest at the rate of 6.69%, compounded semi-annually, and was due on the earlier of (i) April 21, 1996, (ii) the date of termination of his employment, or (iii) the date Roche causes Genentech to redeem its Redeemable Common Stock. In connection with Mr. Raab's resignation from employment with the Company, in July 1995 the Company amended the terms of the 1985 Loan and the 1995 Loan as described in "Employment Agreements" above. The largest amount outstanding under the 1985 Loan and the 1995 Loan during 1995 was $2,022,669, and $1,950,000 is outstanding as of the date of this Proxy Statement. The imputed interest on the outstanding loans is compensatory to Mr. Raab and amounted to $72,669 in 1995.

     In 1990, Genentech lent $100,000 to Mr. Richard Brewer, former Senior Vice President, for the purchase of a home in the San Francisco Bay Area. The loan was imputed to bear interest at a rate of 8.6% and was repayable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Mr. Brewer's employment with Genentech. The largest amount outstanding under this loan during 1995 was $108,068. The interest on this loan was compensatory to Mr. Brewer and amounted to $8,068 in 1995. The outstanding principal amount of the loan was forgiven in connection with Mr. Brewer's resignation from employment with the Company in November 1995.

     In 1991, Genentech lent $75,000 to Mr. Edmon R. Jennings, Vice President, Corporate Development, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan was imputed to bear interest at the rate of 7.73% and was repayable in full on the earlier of five years from the date the loan was made or the date of termination of Mr. Jennings' employment with Genentech. In June 1995 the Company forgave the outstanding principal balance of this loan. The largest amount outstanding under this loan during 1995 was $77,509. The interest on this loan is compensatory to Mr. Jennings and amounted to $2,509 in 1995.

     In 1992, Genentech lent $150,000 to Mr. Gregory Baird, Vice President, Corporate Communications, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.88% and is repayable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Mr. Baird's employment with Genentech. The largest amount outstanding under this loan during 1995 was $160,498, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Mr. Baird and amounted to $10,498 in 1995.

     During 1994, Genentech lent $250,000 to Kimberly Popovits, Genentech's Vice President -- Sales and Marketing, for the purchase of a home in connection with her relocation to the San Francisco Bay Area, and during 1989 Genentech lent $30,000 to Ms. Popovits in connection with a separate relocation. The 1994 loan is imputed to bear interest at the rate of 7.53%, and the 1989 loan is imputed to bear interest at the rate of 8.25%. $150,000 of the 1994 loan is repayable in full on the earlier of five years from the date the loan was made or the date of Ms. Popovits' termination of employment with Genentech for any reason other than those described below. $100,000 of the 1994 loan will be forgiven in five equal amounts on the first anniversary dates of the loan if Ms. Popovits is employed by Genentech on such anniversary dates. If within three years of the date the 1994 loan was made, Ms. Popovits' employment with Genentech is involuntarily terminated for any reason other than gross misconduct, or Ms. Popovits resigns due to a material diminishment of her position, any outstanding principal balance under the 1994 loan on such date shall be forgiven. The 1989 loan was due and payable in full on November 12, 1994; however, in January 1995 Genentech amended the terms of the 1989 loan to forgive all amounts due under this loan in three equal installments in 1995, 1996 and 1997. If Ms. Popovits' employment with Genentech is terminated prior to 1997, any amount outstanding under the 1989 loan will be forgiven at that time. The largest amount outstanding under these loans during 1995 was $293,477. $230,000 of the principal balance of the 1994 loan and $20,000 of the principal balance of the 1989 loan are outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Ms. Popovits and amounted to $13,477 in 1995.

COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of four non-employee directors. The Committee is responsible for setting and administering the policies which govern annual executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer ("CEO"), and the other executive officers of Genentech based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical companies. The CEO is not present during the discussion of his compensation.

     The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other pharmaceutical companies performed for the Committee. To provide the Committee with more information for making compensation comparisons, Genentech surveys a broader group of pharmaceutical companies than those companies included in the Standard & Poors Drug Index shown on Genentech's Performance Measurement Comparison Graph. Based upon such surveys, the executive officers' salaries are set in the mid-range as compared to other pharmaceutical companies, while stock options are set in the mid to high-range compared to other pharmaceutical companies. In awarding stock options, the Committee considers individual performance, overall contribution to Genentech, officer retention, the number of unvested stock options and the total number of stock options to be awarded. In addition, the Committee generally does not award stock options to executive officers more frequently than every two years. Consistent with these policies, the Committee considered the 1995 base salary for all executive officers in its December 1994 meeting and held 1995 base salaries at 1994 levels for all executive officers except two (who received competitive adjustments averaging 10.6%). In July 1995, following the resignation of the Company's former CEO and in connection with a promotion and increased responsibilities, the Committee awarded two Named Executive Officers, including its current CEO, Arthur D. Levinson, average base salary increases of 29.4%. After considering the criteria relating to awarding stock options and consistent with Genentech's general policy of granting options every two years, in 1995 the Committee determined that only one executive officer, who was not a Named Executive Officer, would receive an option grant in the year ended December 31, 1995. The award was made in connection with an increase in such officer's responsibilities. In determining where a given officer's total compensation, including the CEO's, is set within the ranges and in light of the

---------------

     (1)The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the profitability of Genentech as measured by earnings per share.

     Based on the surveys of other pharmaceutical companies described above, bonuses are set in the low to mid range compared to such companies. However, payment of bonuses is also expressly linked to the attainment of specified corporate goals which the Committee sets at each year's December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 1995, the corporate performance goals, in order of importance, related to: (i) achievement of corporate earnings targets;
(ii) filing Investigational New Drug Applications and initiation or completion of specified clinical trials investigating the use of new products or new indications for marketed products; and (iii) filing New Drug Applications or Product License Applications, or amendments thereto, for specified products or indications. In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. The corporate performance goals for bonuses selected by the Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value by bringing to market many of the potential therapies in Genentech's research and development pipeline. In October 1995 the Committee determined that the extraordinary pretax income charge of approximately $25 million regarding the Merger and the resignation of the Company's former CEO would not impact the portion of the bonus pool relating to the corporate earnings targets. In February 1996, the Committee reviewed the corporate performance goals for bonuses and determined that substantially all corporate goals were achieved. The Committee also made appropriate downward adjustments for the unachieved corporate goals. The Committee set a target bonus of approximately 50% of salary for the bonus for the current CEO based upon the achievement of substantially all of the requisite corporate goals. The Committee set a range of 0% to 59% of salary for bonuses for all other executive officers. Within that range, the Committee set the bonus for each executive officer based on the Committee's subjective evaluation of the individual's performance.

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO, including its current and former CEO. The CEO's salary is determined based on comparisons with pharmaceutical companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to Genentech, retention, the number of unvested stock options and the total number of options to be awarded. The CEO's bonus is dependent on Genentech achieving the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the profitability of Genentech as measured by earnings per share. In July 1995, following the resignation of the Company's former CEO and in connection with his promotion and increased responsibilities, the Committee awarded Arthur D. Levinson a base salary increase of 42.9%. In July 1995 the Committee also approved amendments to certain employment related agreements between Genentech and its former CEO and an outstanding loan with its former CEO. For a discussion of such amendments, see "Employment Agreements, and Loans and Other Compensation." Compared to other pharmaceutical companies surveyed by Genentech, the current CEO's salary, bonus and stock options are in the low range and the former CEO's salary and options were in the mid range.

     Section 162(m) of the Code relating to the deductibility of compensation of Named Executive Officers in excess of $1,000,000 per year requires, among other things, oversight of stock option plans by a committee of "outside directors." Compliance with this particular requirement would necessitate changes in the membership of the Committee that would contravene the 1992 Agreement with Mr. Swanson. Consequently, Genentech has currently decided not to amend its stock option plans or modify the administration thereof to comply with exclusions related to the enactment of Section 162(m) of the Code relating to the non-deductibility of compensation of Named Executive Officers in excess of $1,000,000 per year. However, under proposed transition rules of the Internal Revenue Service, Genentech believes it will maintain the deductibility of any compensation paid to Named Executive Officers in excess of $1,000,000 relating to options granted under stock option plans, such as Genentech's stock option plans other than the 1994 Stock Option Plan (the "1994 Plan") and the 1996 Stock Option/Stock Incentive Plan (the "1996 Plan"), which were approved by shareholders before December 20, 1993 pursuant to Rule 16b-3(b) of the Exchange Act until the earlier of (i) the expiration or material modification of such plan, (ii) the issuance of all stock allocated under such plan, or (iii) the first meeting of shareholders subsequent to December 31, 1996 at which directors are elected (the "1997 Annual Meeting"). So long as Genentech complies with such transition rule, Genentech believes that compensation associated with the exercise of any options granted under such option plans prior to the 1997 Annual Meeting will comply with the $1,000,000 compensation exclusions, regardless of when such options are exercised. For all of Genentech's stock option plans approved by its shareholders subsequent to December 20, 1993, including the 1994 Plan and the 1996 Plan, Genentech intends to draft such plans, to the extent possible and pursuant to the proposed transition rules, to comply with the $1,000,000 compensation exclusions related to Section 162(m) of the Code. One of the proposed transition rules provides that stock option plans such as the 1994 Plan and the 1996 Plan do not need to comply with the outside director oversight requirement until the first meeting of shareholders on or subsequent to January 1, 1996 at which directors are elected (the "1996 Annual Meeting"). So long as Genentech complies with such transition rule, Genentech believes that compensation associated with the exercise of any options granted under the 1994 Plan and the 1996 Plan prior to the 1996 Annual Meeting will comply with the $1,000,000 compensation exclusions, regardless of when such options are exercised.

     From the members of the Compensation Committee of Genentech:

                                            Franz B. Humer
                                            Linda Fayne Levinson
                                            J. Richard Munro
                                            Robert A. Swanson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, during 1995 Genentech's Compensation Committee consisted of Dr. Humer and Messrs. Munro, Perkins and Swanson and Ms. Levinson. Mr. Swanson served as Chief Executive Officer of Genentech from 1976 to 1990 and has served as Genentech's Chairman of the Board since 1990. Dr. Humer joined Roche Holding Ltd in 1995 as the head of its Pharmaceuticals Division. He is also a member of Roche Holding Ltd's board of directors and corporate executive committee. Pursuant to the terms of the Amended Governance Agreement, Dr. Humer is serving on Genentech's Compensation Committee as a designee of Roche. See "Certain Relationships and Related Transactions" below for a description of Genentech's relationship with Roche.

PERFORMANCE MEASUREMENT COMPARISON

     The following chart shows a comparison of five year cumulative total stockholder return among Genentech, the Standard & Poors Drug Index, and the Standard & Poors 500 Index: (1)

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN

Measurement Period
(Fiscal Year Covered)     S&P Drug     S&P 500     GENENTECH
1990                      100          100         100
1991                      165          130         143
1992                      132          140         166
1993                      121          155         224
1994                      141          157         203
1995                      241          215         236

(1) The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1990, in Genentech, the Standard & Poors Drug Index (comprised of Eli Lilly & Company, Merck and Company, Inc., Pfizer Inc., the Schering-Plough Corporation and Pharmacia & Upjohn, Inc.), and the Standard & Poors 500 Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1980, Genentech and Hoffmann-La Roche Inc. ("Hoffmann-La Roche") entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons. Hoffmann-La Roche is a New Jersey corporation and a subsidiary of Roche, and as such is affiliated with Genentech. Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and knowhow developed by Genentech and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional 5 year, royalty-bearing period. These royalties totaled $10.3 million in 1995.

     In May 1991, Genentech entered into an agreement with Hoffmann-La Roche in settlement of all disputes, including all issues in litigation between the parties, relating to the Li patent on human growth hormone and methods for its preparation. Under the settlement agreement, Genentech received a non-exclusive license under the patent and will make payments and/or grant credits, against future royalties under the interferon license described above, to Hoffmann-La Roche totalling $4 million over a ten-year period. In addition, Hoffman-La Roche received a paid-up non-exclusive license under certain Genentech patents for specific product applications.

     In January 1992, Genentech entered into an agreement with HLR relating to the development and supply of a recombinant tumor necrosis factor ("TNF") receptor-fusion protein being evaluated for use in septic shock, rheumatoid arthritis and multiple sclerosis. Pursuant to this Agreement, Genentech is responsible for developing and scaling up a recombinant production process for TNF receptor-fusion protein and for supplying preclinical and clinical requirements of such material and, eventually, commercial requirements. HLR reimburses Genentech for certain costs of developing and scaling its manufacturing capability and will purchase manufactured TNF receptor-fusion protein from Genentech; for calendar year 1995, such costs totalled approximately $13.4 million. Genentech has the option to participate in certain commercial opportunities with HLR, but has never exercised this option.

     In March 1992, Genentech announced a collaborative agreement with HLR to establish Genentech Europe Limited and its affiliates. The collaboration was intended to combine the resources of the two companies to focus on commercialization of Genentech's drug Pulmozyme. Specifically, the agreement between Genentech and HLR called for the collaborative clinical development, registration and marketing of Pulmozyme by Genentech and HLR in Western Europe. Genentech Europe Limited and its affiliates were responsible for the manufacture and supply of Pulmozyme throughout Europe and for the marketing of the product in certain European countries. HLR provided technical support to Genentech and made milestone payments of $19 million to Genentech. The two companies shared the developmental costs and the marketing and selling effort for Pulmozyme and profits from product sales. The agreement was superseded by the License Agreement. Through December 31, 1995, Genentech received $21.5 million in payments in accordance with the profit sharing arrangement between the companies (including $8.3 million accrued in fiscal year 1995). As part of the License Agreement and in return for a royalty on product sales, Genentech has granted HLR an exclusive license to sell Pulmozyme in the countries outside of Western Europe, the United States, Canada and Japan under a common Genentech trademark. Also, during fiscal year 1995 Genentech Europe Limited sold $12.3 million worth of Pulmozyme to HLR.

     Genentech and Roche also entered into a Small Molecule Screening Agreement for the screening of Roche's chemical library using certain mutually agreed Genentech assays to find lead molecules for development into small molecule therapeutics. Roche has the responsibility for supplying the chemical library to be screened. Genentech has the responsibility for supplying the assays and for undertaking the initial screening. If the screening results in the identification of a molecule of interest to one of the parties, that party shall advise the other party of its interest. The second party can then elect to proceed with the interested party and jointly develop the molecule or it can choose to let the interested party develop the molecule on its own. If a molecule is jointly developed, the parties are to share equally the cost of joint development and to agree to a plan proportioning research and development responsibilities between them based on their capability. If a product is jointly developed, both Genentech and Roche have the right to make, use and sell that product and will negotiate an allocation of the major marketing territories between them as well as appropriate royalties payable by each to the other for sales of that product in that party's marketing territory. As a general principle, the markets for each product are to be allocated on an equal basis, but Genentech is to have at least 50% of the marketing rights in North America and Roche is to have at least 50% of the marketing rights in Europe, subject to certain exceptions. After allocation of marketing rights, each party is to pay the other a royalty on sales in that party's marketing territory with the royalty to be determined by negotiation. As a general principle, the percentage royalty payable on sales by either party to the other should have equivalent royalty rates. If a product is unilaterally developed, the party unilaterally developing that product has the sole right to make, use and sell that product throughout the world and will pay the other party a royalty of 5% of sales.

     In 1994 Genentech entered into four R&D collaboration agreements with HLR and Hoffmann-La Roche, each an affiliate of Genentech (collectively, "HLR/Roche"). The four collaborations are in the areas of oral IIb/IIIa antagonists, oral IL-8 antagonists, oral LFA/ICAM antagonists, and ras farnesyltransferase inhibitors. The collaboration pursuant to the IL-8 agreement is in the process of being terminated. In general, under the oral IIb/IIIa antagonists collaboration agreement Genentech will have marketing rights in the United States, Canada and Mexico (the "Genentech Countries") to products developed through the collaboration, and HLR/Roche will have marketing rights to products in the rest of the world ("ROW

Countries"). In general, Genentech and HLR/Roche will share equally all development costs of products for the Genentech Countries and Europe; however, HLR/Roche will bear all such costs associated with other countries. In general, Genentech will pay royalties to HLR/Roche on product sales in each of the Genentech Countries, and HLR/Roche will pay an equivalent royalty rate to Genentech on product sales in each of the ROW Countries. If under certain circumstances one of the parties declines to participate and share in future research and development of a product, royalties to be received by such party shall be reduced. For the year ended December 31, 1995 no amounts have been paid under this agreement.

     In general, under each of the oral LFA/ICAM antagonists and ras farnesyltransferase inhibitors collaboration agreements, Genentech and HLR/Roche will share equally (i) the rights to market and sell any products in the United States, Canada, Mexico and Europe (the "Collaborative Countries") and (ii) any profits from product sales in the Collaborative Countries. HLR/Roche will have the rights to market and sell any products in the rest of the world, including, in certain circumstances, Japan (the "Other ROW Countries"). In general, Genentech and HLR/Roche will share equally all development costs of products for the Collaborative Countries; however, HLR/Roche will bear all such costs associated with Other ROW Countries. In general, if Genentech meets certain requirements as to its development and sales efforts in Japan, each party will
(i) share equally all development costs for product in Japan, (ii) have the right to use, market and sell such products in Japan, and (iii) pay a royalty to the other party on product sales in Japan. Otherwise, Japan shall be considered part of HLR/Roche's Other ROW Countries and HLR/Roche shall pay Genentech a royalty on products sales in Japan. Under certain circumstances, each party has the option to decline to participate and share in future research and development of products (the "Other Optout Option"). If Genentech has not exercised its Other Optout Option, HLR/Roche will pay a royalty to Genentech on sales of products in each of the Other ROW Countries, and if Genentech has exercised its Other Optout Option, HLR/Roche will pay a reduced royalty to Genentech on worldwide sales of products. If HLR/Roche has exercised its Other Optout Option, Genentech will pay a royalty to HLR/Roche on sales of products in each of the Collaborative Countries. For the year ended December 31, 1995 no amounts have been paid under these agreements.

     In accordance with the terms of the License Agreement, the IIb/IIIa antagonists agreement and the ras farnesyltransferase agreement are in the process of being amended. The amendments will provide that Genentech shall have the sole right in the United States and HLR shall have the right elsewhere in the world to use and sell the products. All research efforts on these products will continue to be shared in an equal manner; no royalties shall be due from either party to the other with respect to such party's territory. The costs for development of certain products shall be shared. See also a description of the License Agreement in "Merger with Roche Holdings, Inc."

     In addition to the foregoing agreements, Genentech has developed a mammalian cell line for HLR to produce a molecule that HLR has developed. HLR will provide Genentech future services of an equivalent value in exchange for Genentech's development efforts.

        PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1996, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Genentech's financial statements since its inception in 1976. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as Genentech's independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 1996.

     The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF SUCH RATIFICATION.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the Proxy will vote on such matters in accordance with their best judgment.

              (LOGO)  printed on recycled paper with soy based ink

FORM OF PROXY

GENENTECH, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 18, 1996

The undersigned hereby appoints John P. McLaughlin and Arthur D. Levinson and each of them (to act by unanimous decision if each of them shall act), as attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Callable Putable Common Stock of Genentech, Inc. ("Genentech") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genentech to be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California on Thursday, April 18, 1996, commencing at 10 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

 X  PLEASE MARK VOTES AS IN THIS EXAMPLE.
---

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.

1. To elect four directors to hold office until the 1999 Annual Meeting of Stockholders. Nominees: J. Richard Munro, C. Thomas Smith, Robert A. Swanson and David S. Tappan, Jr.

For         WITHHELD FROM ALL NOMINEES

-----       -----

----- --------------------------
      For all nominees except as noted above

2.  To approve Genentech's 1996 Stock Option/Stock Incentive Plan.

FOR     AGAINST     ABSTAIN

-----   ------      ------

3. To ratify the selection of Ernst & Young, LLP as independent public accountants of Genentech for the year ending December 31, 1996.

-------     --------    -------

4. Discretionary authority on any other business that may properly come before the meeting or any continuations and adjournments thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ----------

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ------------

Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature: __________________________ Date ________, 1996
Signature: __________________________ Date ________, 1996

                     1996 STOCK OPTION/STOCK INCENTIVE PLAN
           (as approved by the Board of Directors on February 8, 1996)

                                   ARTICLE ONE

                               GENERAL PROVISIONS

I.         PURPOSES OF THE PLAN

A. This 1996 Stock Option/Stock Incentive Plan (the "Plan") is intended to promote the interests of Genentech, Inc., a Delaware corporation (the "Company"), by providing a method whereby the Company may retain the services of persons now employed by or serving as consultants or directors to it, secure and retain the services of persons capable of filling such positions and provide incentives for such persons to exert maximum efforts for the success of the Company or its parent or subsidiary corporations.

B. For purposes of the Plan, the following definitions shall be in effect:

         CHANGE IN CONTROL: "Change in Control" shall have the meaning set forth in Article Two, III.C. hereof.

         CHANGE IN CONTROL PRICE: "Change in Control Price" shall have the meaning set forth in Article Two, II.C.4.b. hereof.

         CLOSING SELLING PRICE: The Closing Selling Price per share of Special Common Stock on any relevant date under the Plan shall be the closing selling price per share of Special Common Stock, if such Special Common Stock is reported on a national securities exchange or reported on the NASDAQ National Market System (or any successor system), for the trading day immediately preceding the date in question, as such price is published in the Wall Street Journal (or if such publication is not available, a comparable publication selected by the Committee).

         CONSULTANT: An individual shall be considered to be a Consultant for so long as such individual continues to render personal services to the Company or one or more of its Parent or Subsidiaries as an independent contractor or continues to have an effective and unexpired consulting agreement with the Company.

         CORPORATE TRANSACTION: "Corporate Transaction" shall have the meaning set forth in Article Two, III.A. hereof.

         EMPLOYEE: An individual shall be considered to be an Employee for so long as such individual remains in the employ of the Company or one or more of its Parent or Subsidiaries, irrespective of whether employment services are actually provided by the individual.

           PARENT: A corporation shall be deemed to be a parent of the Company if it is a corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each such corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

           SECTION 16(b) INSIDER: An individual shall be considered to be a
Section 16(b) Insider on any relevant date under the Plan if such individual (A) is at the time an officer or director of the Company subject to the short-swing profit restrictions of the regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") or (B) unless
Section 16 or regulations promulgated thereunder, are amended to provide otherwise, was such an officer or director at any time during the six month period immediately preceding the date in question and made any purchase or sale of Special Common Stock during such six-month period.

           SERVICE: An individual shall be deemed to be in the Service of the Company for so long as such individual renders service on a periodic basis to the Company or one or more of its Parent or Subsidiaries as an Employee or Consultant.

           SPECIAL COMMON STOCK: The Special Common Stock issuable under the Plan shall be shares of the Company's Callable Putable Common Stock, par value $0.02 per share. All references to "shares" or "stock", shall be deemed to be references to shares of the Special Common Stock.

           SUBSIDIARY: A corporation shall be deemed to be a subsidiary of the Company if it is one of the corporations (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of non-statutory option grants under Article Two and stock incentive grants under Article Four and all Corporate Transaction provisions of the Plan, the term "subsidiary" shall also include any partnership, joint venture or other business entity of which the Company owns, directly or indirectly through another subsidiary corporation, more than a fifty percent (50%) interest in voting power, capital or profits.

C. Neither stock option grants nor stock bonus issuances made to any individual under the Plan shall in any way affect, limit or restrict such individual's eligibility to participate in any other stock plan or other compensation or benefit plan, arrangement or practice now or hereafter maintained by the Company or any Parent or Subsidiary.

           Except for the grant of options to be made pursuant to the Automatic Grant Program set forth in Article Three below and Section I of Article Three of the Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), non-Employee Board members shall not be eligible to receive any option grants or stock issuances under this Plan or any other stock plan of the Company or any Parent or Subsidiary. The terms of Section I of Article Three of the 1994 Plan providing for automatic option grants to non-employee members of the Board shall terminate on April 30, 1996.

II. ADMINISTRATION OF THE PLAN

A. The Plan shall be administered by the Compensation Committee (the "Committee"). The Committee shall be comprised of not less than two (2) Board members ("Disinterested Directors") who: (i) were not during the one year prior to serving on the Committee granted or awarded equity securities under this Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Company or its Parent or Subsidiaries, except as permitted by Rule 16b-3(c)(2)(i) promulgated under the 1934 Act ("Rule 16b-3(c)(2)(i)") or (ii) are otherwise considered to be "disinterested directors" within Rule 16b-3(c)(2)(i), or any other applicable rules, regulations or interpretations of the Securities and Exchange Commission (the "SEC"). The Board may from time to time appoint members to the Committee in substitution for (or in addition to) members previously appointed, and the Board shall have the authority to fill any and all vacancies on the Committee, however caused. The requirement that the Committee be composed of Disinterested Directors shall not apply during any period in which the Company does not have an equity security registered under
Section 12 of the 1934 Act.

B. Subject to limitations contained elsewhere herein and to the provisions of
Section V., C. and D. of this Article I relating to adjustments upon changes in stock, the aggregate number of shares of stock that may be subject to options and stock appreciation rights granted hereunder to any Employee in a calendar year shall not exceed two hundred fifty thousand (250,000) shares of the Company's Special Common Stock.

C. Subject to the express provisions of the Plan, the Committee shall have plenary authority:

           (i) to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan; and

           (ii) to change the terms and conditions of any outstanding discretionary option grant or unvested stock issuance, provided such action does not, without the consent of the holder, adversely affect the rights and obligations such individual may have under the Plan or the outstanding grant or stock issuance.

D. Determinations of the Committee on all matters relating to the Plan and any discretionary option grants or stock issuances made hereunder shall be final, binding and conclusive on all persons having any interest in the Plan or any options granted or shares issued under the Plan.

III. STRUCTURE OF THE PLAN

A. The Plan shall be divided into three separate components: the Regular Option Grant Program specified in Article Two, the Automatic Grant Program specified in Article Three and the Stock

Incentive Program specified in Article Four. Under the Regular Option Grant Program, eligible Employees and Consultants may be granted options to purchase shares of Special Common Stock at an exercise price equal to not less than 50% of the Closing Selling Price per share on the grant date. Under the Automatic Grant Program, non-Employee Board members shall automatically be granted options to purchase shares of Special Common Stock on the dates and in the amounts specified in Article Three below at an exercise price of 100% of the Closing Selling Price per share of Special Common Stock on the date of grant.

B. Under the Stock Incentive Program, eligible Employees and Consultants may be awarded shares of Special Common Stock as a reward for past services or as an incentive to the performance of future services. Such shares may be issued as fully-vested shares or as shares vesting over time.

C. The provisions of Articles One, Five and Six of the Plan shall apply to the Regular Option Grant Program, the Automatic Option Grant Program and the Stock Incentive Program and shall accordingly govern the interests of all individuals in the Plan.

IV. ELIGIBILITY FOR OPTION GRANTS AND STOCK ISSUANCES

A. The individuals eligible to receive option grants ("Optionees") and/or stock incentives ("Recipients") pursuant to the Plan shall be limited to (i) those Employees and Consultants selected by the Committee and (ii) those non-Employee Board members who are entitled to option grants pursuant to the Automatic Option Grant Program of Article Three.

V. STOCK SUBJECT TO THE PLAN

A. The Special Common Stock issuable under the Plan shall be made available either from authorized but unissued shares of Special Common Stock or from shares of Special Common Stock reacquired by the Company on the open market. The aggregate number of shares of Special Common Stock issuable over the term of this Plan, whether through exercised options or direct stock issuances shall not exceed 9,000,000 shares (subject to adjustment from time to time in accordance with paragraphs C. and D. below).

B. Should an option granted under this Plan expire or terminate for any reason prior to exercise or surrender in full (including options canceled in accordance with the cancellation-regrant provisions of the Regular Option Grant Program), the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under this Plan. Shares subject to stock appreciation rights exercised in accordance with the Stock Appreciation Right provisions of Article Two and shares repurchased by the Company pursuant to its repurchase rights under the Plan shall not be available for subsequent issuance, whether through option grants, stock appreciation rights or direct issuances, under this Plan.

C. In the event any change is made to the Special Common Stock issuable under the Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Special Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Committee to
(i) the aggregate number and/or class of shares issuable under this Plan, the maximum number and/or class of shares purchasable per Employee pursuant to the applicable limitation of Section II.B of this Article One and the number and/or class of shares for which the automatic option grants are to be made pursuant to the provisions of Article Three, to reflect the effect of such change upon the Company's capital structure, (ii) the number and/or class of shares and the exercise price per share of the stock subject to each outstanding option in order to preclude the dilution or enlargement of benefits thereunder and (iii) the number and/or class of shares and the exercise price per share in effect under each outstanding stock appreciation right in order to preclude the dilution or enlargement of benefits thereunder. All adjustments made by the Committee pursuant to this paragraph C. shall be final, binding and conclusive.

D. Subject to the special priority provisions of Article Six of the Plan, in the event that (i) the Company is the surviving entity in any Corporate Transaction that does not result in the termination of outstanding options pursuant to the Corporate Transaction provisions of the Plan or (ii) the outstanding options under the Plan are to be assumed in connection with such Corporate Transaction, then each such continuing or assumed option shall, immediately after such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would be issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Special Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share subject to each option, provided that the aggregate exercise price of such option shall remain the same. In addition, the aggregate number and/or class of shares issuable under this Plan shall be appropriately adjusted to reflect the effect of such Corporate Transaction upon the Company's capital structure.

                                   ARTICLE TWO

REGULAR OPTION GRANT PROGRAM

I. TERMS AND CONDITIONS OF OPTIONS

A. The Committee shall have plenary authority (subject to the express provisions of the Plan) to determine which Employees and Consultants are to be granted options under this Regular Option Grant Program, the number of shares to be covered by each such option, the status of the granted option as either an incentive stock option ("Incentive Option") which meets the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or a non-statutory option not intended to meet such requirements, the time or times at which such option is to become exercisable, the time or times at which such option (or the Shares subject to such option) becomes vested (referred to herein as the "vesting schedule") and the term for which the option is to remain outstanding, up to a maximum term of ten (10) years.

B. The granted options shall be evidenced by instruments in such form as the Committee shall from time to time approve; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified below, except as such terms and conditions must be modified for Incentive Options as set forth below in Section IV of this Article Two.

  1. Exercise Price.

           a. The exercise price per share shall be fixed by the Committee, but in no event shall the exercise price per share be less than fifty percent (50%) of the Closing Selling Price per share of Special Common Stock on the date of the option grant.

           b. The exercise price shall become immediately due upon exercise of the option and shall, subject to the loan provisions of this Article Two, be payable in one of the alternative forms specified below:

                    (A) full payment in cash or check made payable to the ] Company's order; or

                    (B) full payment in shares of Special Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Closing Selling Price on the Exercise Date (as such term is defined below); or

                    (C) full payment in a combination of shares of Special Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Closing Selling Price on the Exercise Date and cash or check.

           c. For purposes of subparagraph b. above, the Exercise Date shall be the first date on which there is delivered to the Company both (i) written notice of the exercise of the option and (ii) payment of the exercise price for the purchased shares.

  2. Term and Exercise of Options.

           a. Each option granted under this Regular Option Grant Program shall be exercisable in one or more installments over the Optionee's period of Service as shall be determined by the Committee and set forth in the instrument evidencing such option; provided, however, that unless no longer required by SEC Rule 16b-3 issued under Section 16b-3 of the 1934 Act, no such option granted to a Section 16(b) Insider shall become exercisable in whole or in part within the first six (6) months after the grant date, except in the event of the Optionee's death or disability.

           b. Except for options granted to Section 16(b) Insiders, an option may be exercisable by the Optionee or, in the event the Optionee is permanently disabled (as such term is defined in Section 22(e) of the Code), by his or her spouse, and such option may be transferred by the Optionee to a trust for such Optionee's benefit or the benefit of an immediate family member or by will or the laws of descent or distribution. An option granted to a Section 16(b) Insider shall, during the lifetime of such Optionee, be exercisable only by that Optionee and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution.

           c. The Committee may, at its discretion, accelerate the vesting schedule of any outstanding option at any time.

  3. Termination of Service.

           a. Should an Optionee cease to continue in Service for any reason (other than termination due to death, permanent disability or retirement from employment by the Company after reaching age sixty-five (65)) while the holder of one or more outstanding options under this Regular Option Grant Program, then such options shall not be exercisable at any time after the earlier of (i) the specified expiration date of the option term or (ii) the expiration of three (3) months after the Optionee's cessation of Service. Each such option shall, during the applicable period following cessation of Service, be exercisable only to the extent of the number of shares (if any) in which the Optionee is vested on the date of such cessation of Service; provided, however, that the Committee shall have the discretion to specify, either at the time the option is granted or at the time that the Optionee ceases Service, that vesting of such option may be extended for a period not to exceed three (3) years from the date of cessation of Service and that the applicable expiration period set forth in clause (ii) may be increased to a period of up to five (5) years.

           b. Should an Optionee cease to continue in Service due to permanent disability while the holder of one or more outstanding options under this Regular Option Grant Program, then such options shall not be exercisable at any time after the earlier of (i) the specified expiration date of the option term or (ii) the expiration of three (3) months after the Optionee's cessation of Service. Each such option shall, during the applicable period following cessation of Service, be exercisable only to the extent of the number of shares (if any) in which the Optionee is vested on the date of such cessation of Service; provided, however, that the Committee shall have the discretion to specify, either at the time the option is granted or at the time that the Optionee ceases Service, that the vesting of such option may be accelerated or extended from the date of cessation of Service and that the period of exercisability can be increased up to the expiration date of the option term. Should an Optionee cease to continue in Service due to death, or retirement from employment by the Company after reaching age sixty-five (65), while the holder of one or more outstanding options under this Regular Option Grant Program, then all unvested options on such date shall automatically become vested and the expiration date of the option shall automatically be extended to the expiration date of the option term.

           c. Any option granted to an Optionee under this Regular Option Grant Program and outstanding in whole or in part on the date of the Optionee's death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution in the case of the Optionee's death, and any option granted to an Optionee under this Regular Option Grant Program which is outstanding in whole or in part on the date of the Optionee's cessation of Service due to permanent disability may be exercised by the Optionee's spouse or designee. Any such exercise must be in accordance with subparagraph b.

           d. The Committee shall have complete discretion, exercisable either at the time the option is granted or at the time the Optionee ceases Service, to establish as a provision applicable to the exercise of one or more options granted under this Regular Option Grant Program that during the limited period of exercisability following cessation of Service due to retirement, "plant closing" or "mass layoff" (as such terms are defined at 29 U.S.C. Section 2101) that is subject to the notice requirements of 29 U.S.C. Section 2102, the option will continue to vest according to the vesting schedule that would have applied had the optionee continued in Service.

  4. Repurchase Rights.

           a. Options may provide that notwithstanding any vesting schedule pursuant to subparagraph 2. a. above, they may be exercised prior to such vesting schedule so long as the Optionee enters into a repurchase agreement satisfactory to the Company. The shares of Special Common Stock acquired upon the exercise of one or more options granted under this Regular Option Grant Program may be subject to repurchase by the Company, at the exercise price paid per share, upon the Optionee's cessation of Service prior to vesting in such shares.

           b. Any such repurchase right shall be exercisable by the Company upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provision for the expiration of such right in one or more installments over the optionee's period of Service) as the Committee may specify in the instrument evidencing such right, which instrument shall include appropriate terms with respect to the legending of stock certificates and the placing of unvested shares into escrow.

           c. All of the Company's outstanding repurchase rights shall automatically terminate, and all shares purchased under this Regular Option Grant Program shall immediately vest in full, upon the occurrence of any Corporate Transaction or Change in Control; provided, however, that no such termination of repurchase rights or immediate vesting of the purchased shares shall occur if (and to the extent that): (i) the Company's outstanding repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination of repurchase rights and acceleration of vesting are precluded by other limitations imposed by the Committee either at the time the option is granted or at the time the option shares are purchased.

  5. Stockholder Rights.

An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

II. STOCK APPRECIATION RIGHTS

A. The Committee shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights to one or more Employees or Consultants eligible for option grants under this

Regular Option Grant Program. Each such right shall entitle the holder to a distribution based on the appreciation in the value per share of a designated amount of Special Common Stock.

B. Three types of stock appreciation rights shall be authorized for issuance under the Plan:

           1. Tandem Stock Appreciation Rights. These rights require the holder to elect between the exercise of the underlying option for shares of Special Common Stock and the surrender of such option for an appreciation distribution equal to the excess of (i) the Closing Selling Price (on the date of option surrender) of the vested shares of Special Common Stock purchasable under the surrendered option over (ii) the aggregate option price payable for such shares.

           2. Concurrent Stock Appreciation Rights. Concurrent rights may apply to all or any portion of the shares of Special Common Stock subject to the underlying option and will be exercised automatically at the same time the option is exercised for those shares. The appreciation distribution to which the holder of such concurrent right shall be entitled upon exercise of the underlying option shall be in an amount equal to the excess of (i) the aggregate Closing Selling Price (at date of exercise) of the vested shares purchased under the underlying option with such concurrent rights over (ii) the aggregate option price paid for those shares.

           3. Limited Stock Appreciation Rights. These rights will entitle the holder to surrender outstanding options in connection with certain Changes in Control (as defined below) for an appreciation distribution equal in amount to the excess of (i) the Change in Control Price (as defined below) of the number of shares in which the Optionee is at the time vested under the surrendered option over (ii) the aggregate option price payable for such vested shares.

C. The terms and conditions applicable to each Tandem Stock Appreciation Right ("Tandem Right"), Concurrent Stock Appreciation Right ("Concurrent Right") and Limited Stock Appreciation Right ("Limited Right") shall be as follows:

  1. Tandem Rights.

           a. Tandem Rights may be tied to either Incentive Options or non-statutory options. Each such right shall, except as specifically set forth below, be subject to the same terms and conditions applicable to the particular stock option grant to which it pertains.

           b. The Appreciation Distribution payable on the exercised Tandem Right shall be in an amount equal to the excess of (i) the Closing Selling Price (on the date of the option surrender) of the number of shares of Special Common Stock in which the Optionee is vested under the surrendered option over (ii) the aggregate option price payable for such vested shares.

           c. The Appreciation Distribution may, in the Committee's discretion, be made in cash, in shares of Special Common Stock or in a combination of cash and Special Common Stock. Any shares of Special Common Stock so distributed shall be valued at the Closing Selling Price on the date the option is surrendered, and the shares of Special Common Stock subject to the surrendered option shall not be available for subsequent issuance under this Plan.

  2. Concurrent Rights.

           a. Concurrent Rights may be tied to any or all of the shares of Special Common Stock subject to any Incentive Option or non-statutory option grant made under this Regular Option Grant Program. The Concurrent Right shall, except as specifically set forth below, be subject to the same terms and conditions applicable to the particular stock option grant to which it pertains.

           b. The Concurrent Right shall be automatically exercised at the same time the underlying option is exercised for the particular shares of Special Common Stock to which the Concurrent Right pertains.

           c. The Appreciation Distribution payable on the exercised Concurrent Right shall be equal to the excess of (i) the aggregate Closing Selling Price (on the Exercise Date) of the vested shares of Special Common Stock purchased under the underlying option which have Concurrent Rights appurtenant to them over (ii) the aggregate option price paid for such shares.

           d. The Appreciation Distribution may, in the Committee's discretion, be paid in cash, in shares of Special Common Stock or in a combination of cash and Special Common Stock. Any shares of Special Common Stock so distributed shall be valued at the Closing Selling Price on the date the Concurrent Right is exercised and shall reduce on a one-for-one basis the number of shares of Special Common Stock thereafter issuable under this Plan.

  3. Terms Applicable to Both Tandem Rights and Concurrent Rights.

           a. To exercise any outstanding Tandem or Concurrent Right, the holder must provide written notice of exercise to the Company in compliance with the provisions of the instrument evidencing such right.

           b. If a Tandem or Concurrent Right is granted to an individual who is at the time a Section 16(b) Insider, then the instrument of grant shall incorporate all the terms and conditions at the time necessary to assure that the subsequent exercise of such right shall qualify for the safe-harbor exemption from short-swing profit liability provided by SEC Rule 16b-3 (or any successor rule or regulation).

           c. No limitation shall exist on the aggregate amount of cash payments the Company may make under this Article Two Program in connection with the exercise of Tandem or Concurrent Rights.

  4. Limited Rights.

           a. Each Section 16(b) Insider shall have the Limited Right, exercisable in the event there should occur a Change in Control (as such term is defined below), to surrender any or all of the options (whether incentive stock options or non-statutory options) held by such individual under this Article Two Program, to the extent such options (i) have been outstanding for at least six
(6) months and (ii) are at the time exercisable for vested shares.

           b. In exchange for each option surrendered in accordance with subparagraph a. above, the Section 16(b) Insider shall receive an Appreciation Distribution in an amount equal to the excess of (i) the Change in Control Price (determined as of the date of surrender) of the number of shares in which the
Section 16(b) Insider is at the time vested under the surrendered option over
(ii) the aggregate option price payable for such vested shares. For purposes of such Appreciation Distribution, the Change in Control Price per share of the vested Special Common Stock subject to the surrendered option shall be deemed to be equal to the greater of (a) the Closing Selling Price per share on the date of surrender or (b) the highest reported price per share paid in effecting the Change in Control. However, if the option is an Incentive Option, then the Change in Control Price of the vested shares subject to the surrendered option shall not exceed the value per share determined under clause (a) above.

           c. The Appreciation Distribution shall be made entirely in cash, and the shares of Special Common Stock subject to each surrendered option shall not be available for subsequent issuance under this Plan.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. In the event of any of the following transactions (a "Corporate
Transaction"):

           (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

           (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company to any entity other than a Subsidiary of the Company, or

           (iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock held by persons who are not "Subject Persons" as defined in Article Eleventh of the Company's Certificate of Incorporation (as in effect on September 7, 1990) including persons included in such definition by subparagraph
(b) thereof is transferred to holders different from those who held the stock immediately prior to such merger, then the exercisability of each option outstanding under this Regular Option Grant Program shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Special Common Stock purchasable under such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Regular Option Grant Program shall not be so accelerated if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, or (ii) such option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the option at the time of the Corporate Transaction, or (iii) the acceleration of such option is subject to other applicable limitations imposed by the Committee at the time of grant. The determination of comparability under clause (i) or (ii) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

B. Upon the consummation of the Corporate Transaction, all outstanding options under this Regular Option Grant Program shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be outstanding.

C. In the event of any of the following transactions (a "Change in Control"):

           (i) the acquisition by a person or group of related persons, other than the Company or any person controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the 1934 Act) of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities pursuant to a transaction or series of related transactions which the Board does not approve; or

           (ii) the first date within any period of thirty-six (36) consecutive months or less on which there is effected any change in the composition of the Board such that the majority of the Board (determined by rounding up to the next whole number) ceases to be comprised of individuals who either (I) have been members of the Board continuously since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (I) who were still in office at the time such election or nomination was approved by the Board; then the exercisability of each option outstanding under this Regular Option Grant Program shall be automatically accelerated so that each such option shall become exercisable, immediately prior to such Change in Control, for the full number of shares purchasable under such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Regular Option Grant Program shall not be so accelerated if and to the extent one or more limitations imposed by the Committee at the time of grant preclude such acceleration upon a Change in Control.

D. The grant of options under this Regular Option Grant Program shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. INCENTIVE OPTIONS

A. The terms and conditions specified below shall be applicable to all Incentive Options granted under this Regular Option Grant Program. Options which are specifically designated as "non-statutory" options when issued under this Regular Option Grant Program shall not be subject to such terms and conditions.

           1. Option Price.

           The option price per share of the Special Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Closing Selling Price per share of Special Common Stock on the grant date.

           2. 10% Stockholder.

           If any individual to whom an Incentive Option is to be granted pursuant to the provisions of this Regular Option Grant Program is on the grant date the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Company or any one of its Parent or Subsidiaries (such person to be herein referred to as a 10% Stockholder), then (i) the option price per share shall not be less than one hundred and ten percent (110%) of the Closing Selling Price per share of Special Common Stock on the grant date and
(ii) the maximum term of the option shall not exceed five (5) years from the grant date.

           3. Dollar Limitation.

           The aggregate fair market value (determined on the basis of the Closing Selling Price in effect on the respective date or dates of grant) of the Special Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Company or its Parent or Subsidiaries) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

           4. Term and Exercise of Options.

           a. No Incentive Option shall have a term in excess of ten (10) years from the grant date.

           b. An Incentive Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee.

           5. Termination of Service.

           A. Notwithstanding any terms in the Plan to the contrary, an Incentive Option must be exercised within the three (3) month period commencing with the date of cessation of Employee status for any reason, except that in the event the Optionee's cessation of Employee status is due to permanent disability, such period shall be one (1) year from the date of such cessation of Employee status. Incentive Options not exercised within the applicable period shall be treated as non-statutory options.

           B. Except as modified by the preceding provisions of this Incentive Options section, all the provisions of this Regular Option Grant Program shall be applicable to the Incentive Options granted hereunder. If any option originally granted as an Incentive Stock Option is modified so as not to qualify under the Code as an Incentive Stock Option, such modified Incentive Stock Option shall be a non-statutory option.

V. CANCELLATION AND RE-GRANT OF OPTIONS

           The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under this Regular Option Grant Program and to grant in substitution therefor new options under this Plan covering the same or different numbers of shares of Special Common Stock but having an option price per share not less than fifty percent (50%) of the Closing Selling Price (one hundred percent (100%) of the Closing Selling Price in the case of an Incentive Option or, in the case of a 10% Stockholder, not less than one hundred and ten percent (110%) of the Closing Selling Price) per share of Special Common Stock on the new grant date.

VI. LOANS OR GUARANTEE OF LOANS

           The Committee may assist any Employee (including any officer or director) in the exercise of one or more options under this Regular Option Grant Program by (a) authorizing the extension of a loan to such Employee from the Company, (b) permitting the Employee to pay the option price for the purchased Special Common Stock in installments over a period of years or (c) authorizing a guarantee by the Company of a third-party loan to the Employee. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) shall be established by the Committee in its sole discretion. Loans, installment payments and guarantees may be granted without security or collateral, but the maximum credit available to the Optionee shall not exceed the sum of (i) the aggregate exercise price (less the par value) of the purchased shares plus (ii) any Federal and State income and employment tax liability incurred by the Employee in connection with the exercise of the option.

                                  ARTICLE THREE

                             AUTOMATIC GRANT PROGRAM

I. AUTOMATIC GRANTS

           On April 30, 1996 each individual who is a non-Employee member of the Board on such date shall automatically be granted a non-statutory option under this Article Three to purchase 20,000 shares of Special Common Stock. Each non-Employee who is first appointed or elected a member of the Board after April 30, 1996 shall automatically be granted, on the date of such individual's election to the Board, a non-statutory option under this Article Three to purchase 20,000 shares of Special Common Stock. Each Employee director who is first elected a member of the Board and who subsequently becomes a non-Employee director after April 30, 1996 shall automatically be granted, on the date of such individual's change from Employee to non-Employee director, a non-statutory option under this Article Three to purchase 20,000 shares of Special Common Stock.

II. TERMS AND CONDITIONS OF GRANT

           Each option granted in accordance with the provisions of this Article Three shall be evidenced by an instrument in such form as the Committee approves from time to time for grants made under Article Two; provided, however, that each such automatic grant shall be subject to the following terms and conditions:

           A. Exercise Price.

           The exercise price per share shall be one hundred percent (100%) of the Closing Selling Price per share of Special Common Stock on the grant date.

           B. Term and Vesting of Options.

           1. Except as otherwise specified below, each option shall vest in increments of 5,000 shares on the first, second, third and fourth anniversaries of the grant date and shall thereafter remain exercisable until the expiration or earlier termination of the option term.

           2. Each granted option shall have a term of ten (10) years measured from the grant date.

           C. Exercise of Option.

           Upon exercise of the option, the option exercise price for the purchased shares shall become immediately due and payable in full in one of the alternative forms specified below:

                    (i) cash or check payable to the Company's order;

                    (ii) shares of Special Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Closing Selling Price on the date of exercise; or

                    (iii) any combination of the foregoing so long as the total payment equals the aggregate exercise price for the purchased shares.

           D. Non-Transferability.

           During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution.

           E. Effect of Termination of Board Membership.

           1. Should an optionee cease to be a member of the Board for any reason (other than death) prior to the expiration date of the automatic grant held by the optionee under this Article Three, then each such grant shall remain exercisable, for any shares of Special Common Stock for which the option is exercisable at the time of such cessation of Board membership, for a period not to exceed the earlier of (i) the expiration of the three (3) month period following the date of such cessation of Board membership or (ii) the specified expiration date of the option term.

           2. Should the optionee's membership on the Board cease by reason of death, then each outstanding grant held by the optionee under this Article Three may be subsequently exercised, for any shares of Special Common Stock for which the option is exercisable at the time of the optionee's cessation of Board membership, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution. Any such exercise must, however, occur prior to the earlier of (i) the expiration of the twelve (12) month period following the date of the optionee's death or (ii) the specified expiration date of the option term.

           F. Stockholder Rights.

           An option holder shall have none of the rights of a stockholder with respect to any shares covered by an option granted under this Article Three until such individual shall have exercised the option, paid the option exercise price in full and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

III. CORPORATE TRANSACTION

           In the event of a Corporate Transaction, options granted under the Automatic Grant Program shall be treated as described in Section III of Article Two, except the provisions of clause (iii) of the penultimate sentence of
Section III A.(iii) of Article Two shall not apply.

IV. CHANGE IN CONTROL

           In the event of a Change in Control, options granted under the Automatic Grant Program shall be treated as described in Section III of Article Two, except the last sentence of Section III C.(ii) of Article Two shall not apply.

                                  ARTICLE FOUR

                             STOCK INCENTIVE PROGRAM

I. TERMS AND CONDITIONS OF STOCK ISSUANCES

           A. Shares may be issued under this Stock Incentive Program as a reward for past services rendered the Company or one or more of its Parent or Subsidiaries or as an incentive for future service with such entities. Any unvested shares so issued shall be evidenced by a Restricted Stock Issuance Agreement ("Issuance Agreement") which complies with the terms and conditions of this Stock Incentive Program and shall include appropriate terms with respect to legending of certificates and escrow of unvested shares.

           1. Vesting Schedule.

           a. The Recipient's interest in the issued shares of Special Common Stock may, in the absolute discretion of the Committee, be fully and immediately vested upon issuance or may vest in one or more installments.

           b. The elements of the vesting schedule applicable to any unvested shares issued under this Stock Incentive Program, namely the number of installments in which the shares are to vest, the interval or intervals (if any) which are to lapse between installments and the effect which death, disability or other event designated by the Committee is to have upon the vesting schedule, shall be determined by the Committee and set forth in the Issuance Agreement executed by the Company and the Recipient at the time of the incentive grant.

           c. Except as may otherwise be provided in the Issuance Agreement, the Recipient may not transfer unvested shares of Special Common Stock. The Recipient, however, shall have all the rights of a stockholder with respect to such unvested shares, including without limitation the right to vote such shares and to receive all dividends paid on such shares.

           2. Cancellation of Shares.

           a. In the event the Recipient should, while his/her interest in the issued Special Common Stock remains unvested, cease to continue in Service for any reason whatsoever, then the Company shall have the right to cancel all such unvested shares, and the Recipient shall thereafter have no further stockholder rights with respect to such shares.

           b. The Committee may in its discretion waive such cancellation of unvested shares in whole or in part and thereby effect the immediate vesting of the Recipient's interest in the shares of Special Common Stock (or other assets) as to which the waiver applies.

           3. Corporate Transaction/Change in Control.

All unvested shares under the Stock Incentive Program shall immediately vest in full immediately prior to the occurrence of any Corporate Transaction or Change in Control, except to the extent:

           (i) the Company's outstanding cancellation rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction, or

           (ii) one or more limitations imposed by the Committee at the time of stock issuance preclude such accelerated vesting.

                                  ARTICLE FIVE

                                  MISCELLANEOUS

I. TAX WITHHOLDING

A. The Company's obligation to deliver shares upon the exercise or surrender of stock options or stock appreciation rights granted under Article Two or Article Three or upon the issuance or vesting of shares under Article Four shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

B. The Committee may, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3 or any successor rule or regulation) provide any or all Optionees or Recipients with the election to have the Company withhold, from the shares of Special Common Stock purchased or issued under the Plan, one or more of such shares with an aggregate Closing Selling Price equal to the designated percentage (up to 100% specified by the Optionee or Recipient) of the Federal and State income taxes ("Taxes") incurred in connection with the acquisition of such shares. In lieu of such direct withholding, one or more Optionees or Recipients may also be granted the right to deliver unrestricted shares of Special Common Stock to the Company in satisfaction of such Taxes. The withheld or delivered shares shall be valued at the Closing Selling Price on the applicable determination date for such Taxes.

II. AMENDMENT OF THE PLAN

A. The Board shall have the complete and exclusive authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to any stock options, stock appreciation rights or unvested Special Common Stock at the time outstanding under the Plan.

In addition, with a view to making available the benefits provided by Section 422 of the Code and/or SEC Rule 16b-3 as in effect from time to time under the 1934 Act, the Board shall, at the time of each such amendment, determine whether or not to submit such amendment of the Plan to the Company's stockholders for approval.

B. No material amendments shall be made to the provisions of the Automatic Grant Program without the approval of the Company's stockholders.

C. The provisions of the Automatic Grant Program shall not be amended more than once every six months, as required by SEC Rule 16b-3.

III. EFFECTIVE DATE AND TERM OF PLAN

A. The Plan shall become effective when adopted by the Board, but no stock option or stock appreciation right granted under the Plan shall become exercisable, and no shares shall be issued, unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all stock options and stock appreciation rights previously granted under the Plan shall terminate and no further stock options or stock appreciation rights shall be granted. Subject to such limitation, the Committee may grant stock options and stock appreciation rights under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

B. The Plan shall in all events terminate on the date determined by the Board but in no event shall the Plan terminate later than February 6, 2006. Upon such termination, any stock options, stock appreciation rights and unvested shares at the time outstanding under the Plan shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

C. Options may be granted under this Plan to purchase shares of Special Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and within one year thereafter such amendment is approved by the Company's stockholders, if such stockholder approval is deemed necessary by the Board, and (ii) each option granted is not to become exercisable, in whole or in part, at any time prior to the obtaining of such stockholder approval, and provided further that at any time that the Amended and Restated Governance Agreement dated as of October 25, 1995 between the Company and Roche Holdings, Inc. (the "Amended Governance Agreement") remains in effect, any action by the Board pursuant to the foregoing shall require the approval of a majority of the Independent Directors (as such term is defined in Article Eleventh of the Certificate of Incorporation of the Company).


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



IV. MISCELLANEOUS PROVISIONS

A. Any cash proceeds received by the Company from the issuance of shares hereunder shall be used for general corporate purposes.

B. The implementation of the Plan, the granting of any stock option or stock appreciation right hereunder, and the issuance of Special Common Stock under the Regular Option Grant, the Automatic Grant Program or Stock Incentive Program shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options and stock appreciation rights granted under it and the Special Common Stock issued pursuant to it.

C. Neither the action of the Company in establishing the Plan, nor any action taken by the Board or the Committee hereunder, nor any provision of the Plan itself shall be construed so as to grant any individual the right to remain in the employ or service of the Company or any of its Parent or Subsidiaries for any period of specific duration, and the Company (or any parent or subsidiary retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause.

D. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including (without limitation) the right of the Company (a) to grant options for proper corporate purposes otherwise than under this Plan to any Employee or other person, firm or company or association or (b) to grant options to, or assume the option of, any person in connection with the acquisition (by purchase, lease, merger, consolidation or otherwise) of the business and assets (in whole or in part) of any person, firm, company or association.

                                   ARTICLE SIX

                      SPECIAL REDEMPTION AND PUT PROVISIONS

I. PRIORITY

           To the extent there is a conflict between any of the provisions of this Article Six and any other provision of the Plan, the specific provisions of this Article Six shall be controlling and shall govern the disposition of all such options outstanding at the time of the Redemption (as defined below), upon the exercise of the Put Rights (as defined below), or when both events may no longer occur. Any rights under Section 1.04 of the Governance Agreement dated as of September 7, 1990 between the Company and Roche Holdings, Inc., ("Roche") and
Section 1.04 of the Amended Governance Agreement which a holder of an option, stock appreciation right, or stock issued under the Stock Incentive Program may have are superseded in their entirety by this Article Six.

II. EFFECT OF REDEMPTION ON VESTED OPTIONS AND VESTED STOCK APPRECIATION RIGHTS AND VESTED SHARES ISSUED UNDER THE STOCK INCENTIVE PROGRAM

A. If the Special Common Stock shall be redeemed by the Company (the "Redemption") at any time as provided in Section (c)(ii) of Article Third of the Certificate of Incorporation of the Company as in effect on October 25, 1995 (the "Certificate") or the put rights are exercisable by the stockholders of the Company (the "Put Rights") at any time as provided in Section (c)(iii) of Article Third of the Certificate, then holders of all outstanding options and stock appreciation rights granted hereunder, to the extent vested immediately prior to the date fixed for the Redemption or to the extent to which the Put Rights were properly exercised by such holder for their outstanding vested options and stock appreciation rights granted hereunder ("Vested Securities"), shall promptly be paid for such Vested Securities an amount equal to the product of (i) the excess of the redemption price or put price per share fixed in Section (c)(ii) or (iii) of Article Third of the Certificate, as applicable (without reduction for the payment of any cash dividends as provided in the fourth sentence of Section (c)(ii)(C) of Article Third of the Certificate), over the exercise price per share, times (ii) the number of shares covered by such Vested Security. If either the Redemption or exercise of the Put Rights occurs as described in the preceding sentence, then holders of all outstanding shares issued under the Stock Incentive Program, to the extent vested immediately prior to the date fixed for the Redemption or to the extent to which the Put Rights were properly exercised by such holder for their outstanding vested shares issued under the Stock Incentive Program ("Vested Shares"), shall promptly be paid for such Vested Shares an amount equal to the product of (i) the redemption price or put price per share fixed in Section (c)(ii) or (iii) of Article Third of the Certificate, as applicable (without reduction for the payment of any cash dividends as provided in the fourth sentence of Section (c)(ii)(C) of Article Third of the Certificate), times (ii) the number of Vested Shares. All payments hereunder shall be reduced by any appropriate tax withholding.

III. EFFECT OF REDEMPTION ON UNVESTED OPTIONS AND STOCK APPRECIATION RIGHTS, AND UNVESTED SHARES ISSUED UNDER THE STOCK INCENTIVE PROGRAM

A. Upon the Redemption each option and stock appreciation right granted under this Plan, to the extent not vested immediately prior to the date fixed for the Redemption shall be canceled. Upon the Redemption, all unvested shares issued under the Stock Incentive Program shall be canceled.

IV. EFFECT OF NO REDEMPTION

A. If the Redemption does not occur, each option and stock appreciation right granted and each share awarded under the Stock Incentive Program under this Plan which is outstanding on July 1, 1999 shall remain outstanding on the same terms and conditions (including, without limitation, the exercise price per share (in the case of options and stock appreciation rights), and the number of shares for options, stock appreciation rights and shares issued under the Stock Incentive Program) in effect for such option, stock appreciation right or share issued under the Stock Incentive Program immediately prior to July 1, 1999, except that the shares purchasable under each such option, stock appreciation right or shares issued under the Stock Incentive Program shall continue to be shares of Special Common Stock prior to the Conversion Date (as defined in Section (c)(vi) of Article Third of the Certificate) and shares of Common Stock on and after the Conversion Date. Each such continuing option, stock appreciation right and share issued under the Stock Incentive Program will become exercisable, and shall vest in accordance with the same installment dates such option, stock appreciation right or share issued under the Stock Incentive Program would have become exercisable at the time of grant. Notwithstanding any provision in this Article Six, Section IV, to the contrary, if at any time following July 1, 1999 the shares of Genentech's capital stock are no longer listed for trading on the New York Stock Exchange, the Nasdaq National Market, or any other national exchange for any reason, any unvested options, stock appreciation rights and shares issued under the Stock Incentive Program shall automatically be cancelled as of such date.

V. EXAMPLE

A. For purposes of this example assume that it is July 1, 1999, the Redemption has not occurred, the Put Rights are exercisable, an individual holds an option for 100 shares of Special Common Stock with an exercise price of $50 per share, 75 of such shares are vested and 25 shares are unvested, the Special Common Stock is trading on the New York Stock Exchange at $62 per share, and the Put Price (as defined in the Certificate) is $60 per share. During the Put Period (as defined in the Certificate) the holder may properly exercise the holder's Put Rights with respect to none, some or all of the 75 vested shares. If, for example, the holder exercised Put Rights for 40 of the 75 shares, that holder would receive (40 shares) x (60 - 50 dollars per share) = $400, reduced by appropriate tax withholding. So long as the Special Common Stock (during the Put Period) or the Common Stock (following the Put Period) are listed for trading on the New York Stock Exchange, the Nasdaq National Market, or any other national exchange, (i) the 35 remaining vested shares for which Put Rights were not exercised shall remain exercisable to acquire shares of Special Common Stock or Common Stock, as appropriate, and (ii) the 25 unvested shares would continue to vest and, to the extent vested, be exercisable to acquire shares of Special Common Stock or Common Stock, as appropriate. If the Special Common Stock or the Common Stock is no longer listed for trading on the New York Stock Exchange, the Nasdaq National Market, or any other national exchange for any reason, any of the 25 shares that are unvested on such date shall automatically be cancelled.

VI. OTHER

A. On the Conversion Date, all references in the Plan to Special Common Stock shall automatically become references to Common Stock.

B. The exercise by Roche Holdings, Inc. or its affiliates of its right to designate nominees to the Board of Directors pursuant to Sections 3.01 and 3.02 of the Amended Governance Agreement shall not constitute a Change in Control.